Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NETLOGIC MICROSYSTEMS, INC.

ALINGHI MERGER CORPORATION

OPTICHRON, INC.

AND

THE REPRESENTATIVE OF THE HOLDERS OF ALL OF THE

CAPITAL STOCK OF OPTICHRON, INC.

Dated as of March 20, 2011

SECTION 1.	THE MERGER	1

1.1	The Merger	1

1.2	Effective Time; Closing	2

1.3	Effect of the Merger	2

1.4	Certificate of Incorporation; Bylaws; Corporate Records	2

1.5	Directors and Officers	2

1.6	Appointment of Representative; Agreements Binding on Company Stockholders	2

SECTION 2.	CONVERSION AND EXCHANGE OF SECURITIES	3

2.1	Certain Definitions	3

2.2	Effect on Capital Stock	9

2.3	Dissenting Holders	10

2.4	Options	11

2.5	Warrants	11

2.6	Earn-Out Consideration	11

2.7	Escrow	12

2.8	Surrender of Certificates	13

2.9	Further Action	14

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	14

3.1	Organization and Standing	15

3.2	Capitalization and Ownership of Shares	15

3.3	Subsidiaries	15

3.4	Securityholder Lists and Agreements	16

3.5	Authority for Agreement	17

3.6	Consents	17

3.7	Financial Statements	18

3.8	Absence of Changes	18

3.9	Absence of Undisclosed Liabilities	20

3.10	Taxes	20

3.11	Property and Sufficiency	23

3.12	Contracts	24

3.13	Benefit Plans	26

3.14	Intellectual Property	29

3.15	Accounts Receivable	33

3.16	Government Funding	33

3.17	Insurance	34

(i)

(continued)

3.18	Personnel	34

3.19	Litigation	34

3.20	Environmental Matters	34

3.21	Compliance with Instruments; Laws; Governmental Authorizations	35

3.22	Banking Relationships	36

3.23	Minute Books and Records	36

3.24	Brokers and Finders; Existing Discussions	36

3.25	Vote Required; Notices; Information Statement	36

3.26	Anti-Takeover Statute Not Applicable	37

3.27	Certain Relationships and Related Transactions	37

3.28	Disclosures	37

SECTION 4.	REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB	37

4.1	Organization and Standing	37

4.2	Authority for Agreement	37

4.3	Consents	38

4.4	Information Statement	38

4.5	Brokers and Finders	38

4.6	Ownership and Activities of Merger Sub	38

SECTION 5.	CONDUCT OF BUSINESS	38

5.1	Conduct of the Company’s Business Prior to Closing	38

SECTION 6.	ADDITIONAL AGREEMENTS	41

6.1	Information Statement	41

6.2	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	42

6.3	Public Disclosure	42

6.4	Officers and Directors	42

6.5	Regulatory Filings; Reasonable Efforts	43

6.6	Advise of Changes	44

6.7	Cooperation	44

6.8	Employee Benefit Plans	45

6.9	Termination of Certain Agreements	47

6.10	Calculation of Estimated Transaction Expenses, Change in Control Payments, Company Debt	47

6.11	No-Shop	47

(ii)

(continued)

6.12	Operation of Business After Closing	47

6.13	Charter Amendment	48

6.14	Repayment of Debt	48

6.15	Termination of Plans	48

SECTION 7.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER	48

7.1	Stockholder Approvals	48

7.2	No Order	48

7.3	Antitrust	48

SECTION 8.	ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB	48

8.1	Representations, Warranties and Covenants	48

8.2	Government and Other Third Party Approvals	49

8.3	Government Litigation and Legal Requirements	49

8.4	Employee Matters	49

8.5	Merger Approval; Dissenting Shares	49

8.6	Charter Amendment	49

8.7	Repayment of Debt	49

8.8	Purchase and Sale of Identified Employee Shares	49

8.9	Deliveries	50

SECTION 9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	50

9.1	Representations, Warranties and Covenants	50

9.2	Purchase and Sale of Identified Employee Shares	50

9.3	Deliveries	50

SECTION 10.	CLOSING DELIVERIES	50

10.1	Closing Deliveries of the Company	50

10.2	Closing Deliveries of Parent	52

SECTION 11.	SURVIVAL	52

SECTION 12.	TERMINATION	52

12.1	Termination prior to the Effective Time of the Merger	52

12.2	Notice of Termination; Effect of Termination	53

SECTION 13.	FEES AND EXPENSES	54

SECTION 14.	INDEMNIFICATION AND CLAIMS FOR DAMAGES	54

14.1	Parent Claims	54

(iii)

(continued)

14.2	Indemnification of Parent Indemnified Parties	55

14.3	Limitations of Liability	55

14.4	Notification Certification of Claims	56

14.5	Third Party Actions	56

14.6	Definition of Damages	57

14.7	Treatment of Indemnification Payments	57

14.8	Transfer and Similar Taxes	57

14.9	Exclusive Remedy	57

14.10	Dispute Resolution	57

14.11	Investigation; No Company Recourse	58

SECTION 15.	REPRESENTATIVE	58

15.1	Powers of the Representative	58

15.2	Notices	59

15.3	Agreement of the Representative	60

15.4	Reimbursement and Liability of the Representative	60

15.5	Reliance on Representative	60

SECTION 16.	RELEASE	61

SECTION 17.	MISCELLANEOUS	62

17.1	Notices	62

17.2	Successors and Assigns	63

17.3	Interpretation	63

17.4	Counterparts	64

17.5	Facsimile	64

17.6	Severability	64

17.7	Third Parties	64

17.8	Additional Definitions	64

17.9	Governing Law; Submission to Jurisdiction	64

17.10	Entire Agreement, Not Binding Until Executed	65

17.11	Amendments; No Waiver	65

17.12	Waiver of Conflicts Regarding Representation	65

(iv)

EXHIBITS

Form of Certificate of Merger*	Exhibit A
Form of Escrow Agreement*	Exhibit B
Form of Charter Amendment*	Exhibit C

*	Omitted from document as filed pursuant to Regulation S-K, Item 601(b)(2). Netlogic Microsystems, Inc. agrees to furnish supplementally a copy of the omitted exhibits to the Securities and Exchange Commission upon request.

(v)

INDEX OF DEFINED TERMS

Accounting Firm	57
Acquisition Transaction	47
Actions	34
Administaff	26
Administaff Agreement	26
Administaff Company Employee Plan	26
affiliate	64
Agreement	1
Antitrust Filings	43
Antitrust Laws	43
associate	64
Assumed Value Per Common Share	46
Base Identified Employee Reduction Amount	3
Base Merger Consideration	3
Base Optichron Consideration	3
Base Per Share Common Consideration	3
Base Per Share Series 1 Preferred Consideration	3
Base Per Share Series 2 Preferred Consideration	3
Base Warrant Reduction Amount	3
Business Day	64
Bylaws	3
Cause	3
Certificate of Merger	2
Change in Control Payments	3
Charter	1
Charter Amendment	48
Closing	2
Closing Date	2
Code	14
Common Stock Purchase Agreement	1
Company	1
Company Common Stock	4
Company Debt	4
Company Employee Plan	26
Company Intellectual Property	30
Company Organizational Documents	4
Company Preferred Stock	4
Company Products	4
Company Representatives	47
Company Securities	1
Company Securityholders	1
Company Stock	1
Company Stockholders	1
Company’s Registered Intellectual Property	30
Confidential Information	4
Confidentiality Agreement	65
Consents	17
Continuing Employees	45

Contract	26
Cooley	65
Damages	57
default	25
Delaware Law	1
DGCL	1
Disclosure Schedule	4
Dissenting Shares	10
Effect	20
Effective Time	2
Employee	26
Employee Retention Bonus Plan	48
End Date	52
Environmental Laws	35
ERISA	26
ERISA Affiliate	26
Escrow Agent	12
Escrow Agreement	12
Escrow Amount	4
Escrow Expense Allowance	4
Escrow Funds	12
Escrow Merger Amount	4
Escrow Per Share Common Consideration	4
Escrow Per Share Series 1 Preferred Consideration	4
Escrow Per Share Series 2 Preferred Consideration	4
Escrow Period	12
Estimated Fair Value of the Total Earn-Out Consideration Per Common Share	4
Estimated Transaction Expenses	4
Exchange Act	6
Extended Representations	52
Financial Statements	18
First Earn-Out Consideration Payment Date	11
First Earn-Out Identified Employee Reduction Amount	4
First Earn-Out Per Share Consideration	5
First Earn-Out Period	5
First Earn-Out Warrant Reduction Amount	5
First Merger Earn-Out Consideration	5
First Optichron Earn-Out Consideration	5
Fraud Claim	54
Fully Diluted Common Share Number	5
Fully Diluted Series 1 Preferred Share Number	5
Fully Diluted Series 2 Preferred Share Number	5
Fully Diluted Total Share Number	5
GAAP	5
Governmental Authorities	17
Hazardous Substance	34
Identified Employee Common Shares	1

(vi)

INDEX OF DEFINED TERMS

Identified Employee Escrow Amount	5
Identified Employee Share Number	5
Identified Employees	49
Indebtedness	20
Indemnifying Stockholders	5
Information Statement	41
Initial Merger Consideration	5
Initial Per Share Common Consideration	5
Initial Per Share Series 1 Preferred Consideration	6
Initial Per Share Series 2 Preferred Consideration	6
Intellectual Property	33
Involuntary Termination	6
IRS	23
Knowledge	64
Leased Premises	24
Legal Requirements	6
Material Adverse Effect	20
Merger	1
Merger Sub	1
Net Pro Rata 2011 Revenue	6
Net Revenue	6
Nominal Base Merger Consideration	6
Nominal First Earn-Out Consideration	6
Nominal Fully Diluted Total Share Number	6
Nominal Second Earn-Out Consideration	6
Non-Dissenting Stockholders	2
Offer Package Agreements	49
Open Source Code	32
Option	7
Option Plan	7
Parent	1
Parent Average Closing Price	7
Parent Claim	54
Parent Common Stock	7
Parent Indemnified Parties	54
Paying Agent	13
PCBs	35
Permits	35
Person	13
Potential 280G Benefits	45
Pre-Closing Period	38
Pro Rata Portion	7
Proprietary Product	31
Real Property Leases	24
Reimbursable Expenses	60
Related Party	25

Related Party Agreements	47
Representative	3
Requisite Stockholder Approval	36
Retention RSU Plan	46
Retention RSUs	46
Revenue Recognition Policy	18
RSUs	15
Second Earn-Out Consideration Payment Date	11
Second Earn-Out Identified Employee Reduction Amount	7
Second Earn-Out Per Share Consideration	7
Second Earn-Out Period	7
Second Earn-Out Warrant Reduction Amount	8
Second Merger Earn-Out Consideration	8
Second Optichron Earn-Out Consideration	8
Securities Act	16
Security Interest	17
Securityholder Schedule	16
Separation Agreement	46
Series 1 Liquidation Preference Amount	8
Series 1 Preferred Stock	8
Series 2 Liquidation Preference Amount	8
Series 2 Preferred Stock	8
Sponsored Company Employee Plan	26
Stockholders’ Written Consent	1
Subsidiary	8
Surviving Corporation	1
Suto	65
Tax	23
Tax Law	23
Tax Return	23
Taxable	23
Taxes	23
Taxing	23
Taxing Authority	23
Threshold	55
Total Liquidation Preference Amount	8
Total Merger Consideration	8
Total Merger Earn-Out Consideration	8
Total Optichron Consideration	8
Total Optichron Earn-Out Consideration	8
Transaction Expenses	8
Transfer Taxes	57
Unaudited Balance Sheet	18
Warrants	9
ZTE	44

(vii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of March 20, 2011 (this “Agreement”) by and among NetLogic Microsystems, Inc., a Delaware corporation (“Parent”), Alinghi Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Optichron, Inc., a Delaware corporation (the “Company”), and the Representative (as defined below). The holders of all of the capital stock of the Company (the “Company Stock”) are collectively referred to as the “Company Stockholders,” and the Company Stockholders, together with the holders of all other equity securities of the Company, including securities convertible into, or exercisable or exchangeable for, equity securities of the Company (the “Company Securities”), are collectively referred to herein as the “Company Securityholders.”

WHEREAS, the board of directors of the Company has unanimously determined that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is advisable and in the best interests of the Company and the Company Stockholders; has approved, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL” or “Delaware Law”), this Agreement and each of the transactions contemplated hereby, including the Merger; and has unanimously determined to recommend that the Company Stockholders approve this Agreement and each of the transactions contemplated hereby, including the Merger;

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub has determined that the Merger is advisable and in the best interests of the corporation and its stockholders;

WHEREAS, in furtherance of such combination, the board of directors of Merger Sub and Parent, as the sole stockholder of Merger Sub, have approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein, in accordance with applicable law;

WHEREAS, promptly following the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub the written consent in a form approved by Parent (the “Stockholders’ Written Consent”) adopting this Agreement and approving the Merger and certain other matters as set forth herein of the holders of at least 66 2/3% of the outstanding shares of Company Preferred Stock and a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Restated Certificate of Incorporation of the Company (the “Charter”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a Common Stock Purchase Agreement (each, a “Common Stock Purchase Agreement”) with each of the Identified Employees (as hereinafter defined) providing for, among other things, the purchase by Parent of all of the shares of Company Common Stock held by each of the Identified Employees (collectively, the “Identified Employee Common Shares”) prior to the consummation of the Merger, subject to the terms and conditions thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. The Merger.

1.1 The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as reasonably practicable, but in any event no later than two Business Days, after the satisfaction or waiver of each of the conditions set forth in Sections 7, 8 and 9 below (other than conditions that by their nature are to be satisfied at Closing, and subject to the satisfaction or waiver of those conditions at such time), or at such other time as Parent and the Company shall otherwise agree (the “Closing Date”); provided, however, that the Closing shall not occur prior to April 15, 2011 without the consent of Parent. In connection with the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, as contemplated by the DGCL and in the form attached hereto as Exhibit A (the “Certificate of Merger”) and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall be effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (b) such other date and time as may be specified in the Certificate of Merger (such later date being referred to as the “Effective Time”). The Closing shall take place at 10:00 a.m., Pacific Time, on the Closing Date at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws; Corporate Records.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation, except that the name of the Surviving Corporation as stated in the amended and restated Certificate of Incorporation shall be “Optichron, Inc.”

(b) Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Bylaws, except that the name of the Surviving Corporation on the face of such Bylaws shall be “Optichron, Inc.”

(c) Corporate Records. At or promptly following the Closing, the Company shall deliver or cause to be delivered to Parent the minute books, stock record books and, to the extent requested by Parent, all other documents, books, records, agreements and financial data, of the Company.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.6 Appointment of Representative; Agreements Binding on Company Stockholders. Each Company Stockholder that does not perfect his, her or its appraisal rights under the DGCL and is otherwise entitled to receive a portion of the Total Merger Consideration pursuant to Section 2 of this Agreement (collectively, the “Non-Dissenting Stockholders”), by virtue of having approved and adopted this Agreement by executing and delivering the Stockholders’ Written Consent (as well as such other agreement or agreements as the Company Stockholder enters into with Parent and/or Company in connection with this Agreement) will, as a specific term of the Merger, be deemed to (a) have irrevocably constituted and appointed, effective as of the Effective Time, David Liddle (together with his, her or its permitted successors, the “Representative”), as his, her or its true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement on his, her or its behalf and exercise all or any of the powers, authority and discretion conferred on him under this Agreement (including, without limitation, Section 14 and Section 15), the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, and (b) have irrevocably agreed to, and be bound by and comply with, all of the obligations of the Non-Dissenting Stockholders set forth herein (including, without limitation, Section 14 and Section 15) and in the Escrow Agreement. The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact of the Non-Dissenting Stockholders and the Identified Employees as contemplated by the Common Stock Purchase Agreements. This power of attorney is coupled with an interest and is irrevocable.

SECTION 2. Conversion and Exchange of Securities.

2.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Base Identified Employee Reduction Amount” shall mean the product of (a) the Base Per Share Common Consideration multiplied by (b) the Identified Employee Share Number.

“Base Merger Consideration” shall mean (a) the Base Optichron Consideration minus (b) the Base Identified Employee Reduction Amount.

“Base Optichron Consideration” shall mean (a) the Nominal Base Merger Consideration minus (b) the Base Warrant Reduction Amount.

“Base Per Share Common Consideration” shall mean the quotient obtained by dividing (a)(i) the Nominal Base Merger Consideration minus (ii) the Total Liquidation Preference Amount by (b) the Nominal Fully Diluted Total Share Number.

“Base Per Share Series 1 Preferred Consideration” shall mean the sum of (a) $0.51108 and (b) the Base Per Share Common Consideration.

“Base Per Share Series 2 Preferred Consideration” shall mean the sum of (a) $1.02216 and (b) the Base Per Share Common Consideration.

“Base Warrant Reduction Amount” shall mean the product of (a) the Base Per Share Common Consideration multiplied by (b) 5,250,000.

“Bylaws” shall mean the Bylaws of the Company as in effect as of the date of this Agreement.

“Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by recipient, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner.

“Change in Control Payments” shall mean any cash severance, retention, bonus or any other similar payment made or that becomes payable by the Company to any director, officer, employee or consultant solely as a result of the Company entering into this Agreement or the consummation of the Merger or any other transaction contemplated hereby.

“Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company Debt” shall mean all Indebtedness of the Company.

“Company Organizational Documents” shall mean the Charter and the Bylaws, each as amended through the applicable date.

“Company Preferred Stock” shall mean the Series 1 Preferred Stock and Series 2 Preferred Stock.

“Company Products” shall mean the (a) products or (b) products incorporating any designs or portion of the designs thereof, which products or designs were developed, in development, sold or distributed by the Company as of the Closing Date.

“Confidential Information” shall mean information or materials classified as confidential under the terms of the Confidentiality Agreement.

“Disclosure Schedule” shall mean the disclosure schedule supplied by the Company to Parent, dated as of the date of this Agreement and delivered concurrently with the execution hereof.

“Escrow Amount” shall mean the sum of (a) the Escrow Per Share Common Consideration, multiplied by the Fully Diluted Common Share Number, (b) the Escrow Per Share Series 1 Preferred Consideration, multiplied by the Fully Diluted Series 1 Preferred Share Number, (c) the Escrow Per Share Series 2 Preferred Consideration, multiplied by the Fully Diluted Series 2 Preferred Share Number and (d) the Identified Employee Escrow Amount.

“Escrow Expense Allowance” shall mean $100,000 of the Escrow Amount.

“Escrow Merger Amount” shall mean the Escrow Amount minus the Identified Employee Escrow Amount.

“Escrow Per Share Common Consideration” shall mean 12.5% of the Base Per Share Common Consideration.

“Escrow Per Share Series 1 Preferred Consideration” shall mean 12.5% of the Base Per Share Series 1 Preferred Consideration.

“Escrow Per Share Series 2 Preferred Consideration” shall mean 12.5% of the Base Per Share Series 2 Preferred Consideration.

“Estimated Fair Value of the Total Earn-Out Consideration Per Common Share” shall mean (a) the estimated value of the Total Merger Earn-Out Consideration as determined within 10 days prior to the Closing Date, divided by (b) the Fully Diluted Total Share Number.

“Estimated Transaction Expenses” shall mean the Company’s good faith estimate with supporting documentation of Transaction Expenses delivered to Parent in accordance with Section 6.10.

“First Earn-Out Identified Employee Reduction Amount” shall mean the product of (a) the quotient of the Nominal First-Earn-Out Consideration, divided by the Nominal Fully Diluted Total Share Number, multiplied by (b) the Identified Employee Share Number.

“First Earn-Out Per Share Consideration” shall mean with respect to a share of Company Stock the quotient obtained by dividing (a) the First Merger Earn-Out Consideration by (b) the Fully Diluted Total Share Number.

“First Earn-Out Period” shall mean the period beginning on the day after the Closing Date through and including December 31, 2011.

“First Earn-Out Warrant Reduction Amount” shall mean the product of (a) the Nominal First-Earn-Out Consideration, divided by the Nominal Fully Diluted Total Share Number multiplied by (b) 5,250,000.

“First Merger Earn-Out Consideration” shall mean (a) the First Optichron Earn-Out Consideration minus (b) the First Earn-Out Identified Employee Reduction Amount.

“First Optichron Earn-Out Consideration” shall mean (a) the Nominal First Earn-Out Consideration minus (b) the First Earn-Out Warrant Reduction Amount.

“Fully Diluted Common Share Number” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, excluding the Identified Employee Common Shares.

“Fully Diluted Series 1 Preferred Share Number” shall mean the number of shares of Series 1 Preferred Stock outstanding immediately prior to the Effective Time.

“Fully Diluted Series 2 Preferred Share Number” shall mean the number of shares of Series 2 Preferred Stock outstanding immediately prior to the Effective Time.

“Fully Diluted Total Share Number” shall mean the sum of the (a) Fully Diluted Common Share Number, (b) Fully Diluted Series 1 Preferred Share Number and (c) Fully Diluted Series 2 Preferred Share Number.

“GAAP” shall mean United States generally accepted accounting principles consistently applied throughout the periods.

“Identified Employee Escrow Amount” shall mean the product of (a) the Escrow Per Share Common Consideration multiplied by (b) the Identified Employee Share Number.

“Identified Employee Share Number” shall mean the total number of Identified Employee Common Shares purchased or to be purchased by Parent from the Identified Employees pursuant to the Common Stock Purchase Agreements.

“Indemnifying Stockholders” shall mean, collectively, the Non-Dissenting Stockholders and the Identified Employees.

“Initial Merger Consideration” shall mean the Base Merger Consideration minus the Escrow Merger Amount.

“Initial Per Share Common Consideration” shall mean with respect to a share of Company Common Stock (a) the Base Per Share Common Consideration minus (b) the Escrow Per Share Common Consideration.

“Initial Per Share Series 1 Preferred Consideration” shall mean with respect to a share of Series 1 Preferred Stock (a) the Base Per Share Series 1 Preferred Consideration minus (b) the Escrow Per Share Series 1 Preferred Consideration.

“Initial Per Share Series 2 Preferred Consideration” shall mean with respect to a share of Series 2 Preferred Stock (a) the Base Per Share Series 2 Preferred Consideration minus (b) the Escrow Per Share Series 2 Preferred Consideration.

“Involuntary Termination” shall mean termination of employment that occurs by reason of dismissal for any reason other than Cause or of voluntary resignation following: (i) a change in the position the employee accepted with Parent or its subsidiaries that materially reduces the level of employee’s responsibility, (ii) a material reduction in the employee’s base salary, or (iii) relocation by more than 50 miles from the principal office where employee is located at the commencement of employment with the Company; provided that clauses (ii) and (iii) above will apply only if employee has not consented to the change or relocation. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or its subsidiaries) may consider as grounds for the dismissal or discharge of such employee.

“Legal Requirement” shall mean a United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.

“Net Pro Rata 2011 Revenue” shall mean 365 multiplied by a quotient equal to (a) the Net Revenue in the First Earn-Out Period divided by (b) the number of calendar days in the First Earn-Out Period.

“Net Revenue” shall mean total gross revenue of Parent from the sale of any Company Products, or the licensing of any Company Intellectual Property, recognized by Parent in accordance with GAAP (after giving effect to any reductions for any discount, return, credit, exchange or other adjustment) in connection with the preparation of Parent’s consolidated financial statements for periodic reporting purposes pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event that (a) Company Products are sold, or Company Intellectual Property is licensed, as part of a bundle or package with products that are not Company Products or intellectual property that is not Company Intellectual Property, and (b) the value attributed to the Company Products or Company Intellectual Property for purposes of the recognition of revenue from the sale of such bundle or package is less than the value that would be attributed for purposes of the recognition of revenue from such Company Products or Company Intellectual Property on a standalone basis, then Net Revenue shall be adjusted upwards to account for such difference in value.

“Nominal Base Merger Consideration” shall mean $80,052,500.

“Nominal First Earn-Out Consideration” shall mean (a) the product of the Net Pro Rata 2011 Revenue multiplied by six, minus (b) $100,000,000; provided that the Nominal First Earn-Out Consideration shall not be less than zero.

“Nominal Fully Diluted Total Share Number” shall mean the sum of (a) the Fully Diluted Total Share Number, (b) 5,250,000 and (c) the Identified Employee Share Number.

“Nominal Second Earn-Out Consideration” shall mean the lesser of: (a)(i) the product of six multiplied by the Net Revenue in the Second Earn-Out Period minus (ii) the Nominal First Earn-Out Consideration minus (iii) $100,000,000; and (b) $130,000,000 minus the Nominal First Earn-Out Consideration; provided that the Nominal Second Earn-Out Consideration shall not be less than zero.

“Option” shall mean any option to acquire shares of Company Common Stock, including options granted under the Option Plan, but excluding Warrants.

“Option Plan” shall mean, collectively, the Company’s 2002 Stock Plan and the Company’s Non-US Stock Plan.

“Parent Average Closing Price” shall mean the average closing price of a share of Parent Common Stock reported on the Nasdaq Global Select Market for the 10 trading-day period in which the last day will be the third trading day prior to the Closing Date.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Pro Rata Portion” shall mean, with respect to:

(a) any Identified Employee, a percentage equal to the fraction having a numerator equal to the sum of the amount payable or paid to such Identified Employee pursuant to Section 1.2 of his Common Stock Purchase Agreement at the Stock Purchase Closing (as defined therein) plus the aggregate amount of Base Merger Consideration (minus the Escrow Amount) to which such holder is entitled pursuant to Sections 2.2(a)(i)(A) and 2.2(a)(i)(B) and having a denominator equal to (i) the sum of the aggregate amount of Base Merger Consideration to which all Non-Dissenting Stockholders are entitled pursuant to Sections 2.2(a)(i)(A), 2.2(a)(i)(B) and 2.2(a)(i)(C) hereof, plus the Base Identified Employee Reduction Amount minus (ii) the Escrow Amount; and

(b) any other Indemnifying Stockholder, a percentage equal to the fraction having a numerator equal to the aggregate amount of Base Merger Consideration (minus the Escrow Amount) to which such Indemnifiying Stockholder is entitled pursuant to Sections 2.2(a)(i)(A), 2.2(a)(i)(B) and 2.2(a)(i)(C) and having a denominator equal to (i) the sum of the aggregate amount of Base Merger Consideration to which all Non-Dissenting Stockholders are entitled pursuant to Sections 2.2(a)(i)(A), 2.2(a)(i)(B) and 2.2(a)(i)(C) hereof, plus the Base Identified Employee Reduction Amount minus (ii) the Escrow Amount;

provided that the foregoing calculation shall be adjusted appropriately to reflect additional amounts received by the Indemnifying Stockholders upon each disbursement of Escrow Funds to the Indemnifying Stockholders pursuant to the Escrow Agreement and each payment of any portion of the Total Optichron Earn-Out Consideration to any of the Non-Dissenting Stockholders pursuant to this Agreement or to any of the Identified Employees pursuant to their respective Common Stock Purchase Agreements; provided further that, for purposes of the foregoing calculations, the value of any shares of Parent Common Stock issued to the Identified Employees in payment of their portion of the Total Optichron Earn-Out Consideration shall be determined based on the Parent Average Closing Price.

“Second Earn-Out Identified Employee Reduction Amount” shall mean the product of (a) the Nominal Second Earn-Out Consideration divided by the Nominal Fully Diluted Total Share Number, multiplied by (b) the Identified Employee Share Number.

“Second Earn-Out Period” shall mean the period from January 1, 2012 through and including December 31, 2012.

“Second Earn-Out Per Share Consideration” shall mean with respect to a share of Company Stock the quotient obtained by dividing (a) the Second Merger Earn-Out Consideration by (b) the Fully Diluted Total Share Number.

“Second Earn-Out Warrant Reduction Amount” shall mean the product of (a) the Nominal Second Earn-Out Consideration divided by the Nominal Fully Diluted Total Share Number, multiplied by (b) 5,250,000.

“Second Merger Earn-Out Consideration” shall mean (a) the Second Optichron Earn-Out Consideration minus (b) the Second Earn-Out Identified Employee Reduction Amount.

“Second Optichron Earn-Out Consideration” shall mean (a) the Nominal Second Earn-Out Consideration minus (b) the Second Earn-Out Warrant Reduction Amount.

“Series 1 Liquidation Preference Amount” shall mean the product of $0.51108 multiplied by the Fully Diluted Series 1 Preferred Share Number.

“Series 2 Liquidation Preference Amount” shall mean the product of $1.02216 multiplied by the Fully Diluted Series 2 Preferred Share Number.

“Series 1 Preferred Stock” shall mean the Series 1 Preferred Stock, par value $0.0001 per share, of the Company.

“Series 2 Preferred Stock” shall mean the Series 2 Preferred Stock, par value $0.0001 per share, of the Company.

“Subsidiary” shall mean any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled such party or by any one or more of the Subsidiaries or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Total Liquidation Preference Amount” shall mean the sum of (a) the Series 1 Liquidation Preference Amount and (b) the Series 2 Liquidation Preference Amount.

“Total Merger Consideration” shall mean the sum of (a) the Base Merger Consideration and (b) the Total Merger Earn-Out Consideration.

“Total Merger Earn-Out Consideration” shall mean the sum of (a) the First Merger Earn-Out Consideration and (b) the Second Merger Earn-Out Consideration.

“Total Optichron Consideration” shall mean the sum of (a) the Base Optichron Consideration and (b) the Total Optichron Earn-Out Consideration.

“Total Optichron Earn-Out Consideration” shall mean the sum of (a) the First Optichron Earn-Out Consideration and (b) the Second Optichron Earn-Out Consideration.

“Transaction Expenses” shall mean any and all legal, accounting, consulting, investment banking, financial advisory, brokerage and other fees and expenses incurred by the Company or any other Person (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) solely in connection with this Agreement, the Merger or any of the transactions contemplated hereby, including, without limitation, any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company, but excluding (a) any Change in Control Payments,

(b) accounting fees incurred to complete the audit of the financial statements as contemplated by Section 10.1(q) and (c) the fees and expenses of Tom Carlson in his capacity as a consultant to the Company.

“Warrants” shall mean warrants to acquire shares of Company Stock.

2.2 Effect on Capital Stock. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Stockholder, the shares of Company Stock will be entitled to receive, as and to the extent provided below, their specific portions of (i) the Initial Merger Consideration, (ii) the Escrow Merger Amount, (iii) the First Merger Earn-Out Consideration and (iv) the Second Merger Earn-Out Consideration, in each and every case subject to the applicable provisions of this Agreement:

(a) Conversion of Securities.

(i) Subject to the provisions of this Section 2.2, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and shares of Company Stock described in Section 2.2(b)), shall be cancelled, extinguished and converted as follows:

(A) each share of Company Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into (x) the right to receive cash in the amount of the Initial Per Share Series 1 Preferred Consideration, (y) subject to Sections 2.7 and 14 hereof, the right to receive an additional amount of cash up to the Escrow Per Share Series 1 Preferred Consideration (each as set forth in the Securityholder Schedule), without interest, at the times payable as provided in Sections 2.7 and 2.8, and (z) the right to receive a portion of the Total Merger Earn-Out Consideration, if and when payable pursuant to, and in accordance with, Section 2.6, in each case, upon surrender of the certificate representing such share (or as otherwise provided in Section 2.8 hereof) in accordance with the terms hereof and in the manner provided herein;

(B) each share of Company Series 2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into (x) the right to receive cash in the amount of the Initial Per Share Series 2 Preferred Consideration, (y) subject to Sections 2.7 and 14 hereof, the right to receive an additional amount of cash up to the Escrow Per Share Series 2 Preferred Consideration (each as set forth in the Securityholder Schedule), without interest, at the times payable as provided in Sections 2.7 and 2.8, and (z) the right to receive a portion of the Total Merger Earn-Out Consideration, if and when payable pursuant to, and in accordance with, Section 2.6, in each case, upon surrender of the certificate representing such share (or as otherwise provided in Section 2.8 hereof) in accordance with the terms hereof and in the manner provided herein; and

(C) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into (x) the right to receive cash in the amount of the Initial Per Share Common Consideration, (y) subject to Sections 2.7 and 14 hereof, the right to receive an additional amount of cash up to the Escrow Per Share Common Consideration (each as set forth in the Securityholder Schedule), without interest, at the times payable as provided in Sections 2.7 and 2.8, and (z) the right to receive a portion of the Total Merger Earn-Out Consideration, if and when payable pursuant to, and in accordance with, Section 2.6, in each case, upon surrender of the certificate representing such share (or as otherwise provided in Section 2.8 hereof) in accordance with the terms hereof and in the manner provided herein.

(ii) From and after the Effective Time, by virtue of the Merger, each such share of Company Stock converted pursuant to Section 2.2(a)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the portion of the Total Merger Consideration payable with respect to such Company Stock, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or, if such share of Company Stock is eligible under the DGCL to exercise appraisal or dissenters’ rights and is held by a holder who has not voted in favor of this Agreement and the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”), the right, if any, to receive payment from the Surviving Corporation of the “fair value” or “fair market value” of such Dissenting Share as determined in accordance with the applicable provisions of the DGCL.

(b) Cancellation. Each share of Company Stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.3 Dissenting Holders.

(a) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent the right to consideration for Company Stock set forth in Section 2.2(a)(i), but rather such shares shall be converted into the right to receive such consideration for Company Stock as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.

(b) Notwithstanding the provisions of Section 2.3(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.2(a)(i), without interest, less the withholdable portion of the Escrow Amount with respect to such shares (whether or not actually withheld) as set forth in Sections 2.2(a) and 2.7, upon surrender of the certificate representing such shares.

(c) The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand for appraisal or payment of the fair value of any shares received by the Company pursuant to Section 262 of the DGCL and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(d) Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 of the DGCL in excess of the amount that would otherwise be payable pursuant to Section 2.2(a)(i) for each such Dissenting Share (such amount, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Escrow Funds.

2.4 Options. The Company shall take all necessary and appropriate action, and shall cause every holder of an Option to take all necessary and appropriate action, such that each outstanding and unexercised Option shall be terminated one Business Day prior to the Closing Date. All Options outstanding and unexercised at Closing shall be terminated as of the Closing. In the event that the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby would cause acceleration of vesting under any Option agreements, the Company shall obtain waivers and cancellations of such provisions from any Continuing Employees who hold such Options. All shares of Company Common Stock acquired pursuant to the exercise of Options, which shares are subject to a right of repurchase by the Company as of one Business Day prior to the Closing Date shall be repurchased by the Company at the original price per share at least one Business Day prior to the Closing Date.

2.5 Warrants. The Company shall take all necessary and appropriate action such that each outstanding and unexercised Warrant shall be terminated one Business Day prior to the Closing Date. All Warrants outstanding and unexercised at Closing shall be terminated as of the Closing. Parent (a) agrees not to exercise any Warrants held by it at any time during the Pre-Closing Period and (b) acknowledges that all Warrants held by it shall be automatically terminated and cancelled at the Effective Time without consideration and without any further action on the part of Parent or the Company.

2.6 Earn-Out Consideration.

(a) First Earn-Out Consideration. Subject to Sections 2.3 and 2.8 and the provisions of this Section 2.6, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Identified Employee Common Shares and any Dissenting Shares), shall be entitled to receive by March 31, 2012 (the “First Earn-Out Consideration Payment Date”) cash in the amount of the First Earn-Out Per Share Consideration, if any.

(b) Second Earn-Out Consideration. Subject to Sections 2.3 and 2.8 and the provisions of this Section 2.6, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Identified Employee Common Shares and any Dissenting Shares), shall be entitled to receive by March 31, 2013 (the “Second Earn-Out Consideration Payment Date”) cash in the amount of the Second Earn-Out Per Share Consideration, if any.

(c) For the avoidance of doubt, under no circumstances shall the sum of (i) the amount of the Total Optichron Earn-Out Consideration payable by Parent pursuant to this Section 2.6, plus (ii) the First Earn-Out Warrant Reduction Amount, plus (iii) the Second Earn-Out Warrant Reduction Amount, exceed $130,000,000. In the event that such sum would otherwise exceed $130,000,000 upon the accrual of an earn-out, the Nominal First Earn-Out Consideration or the Nominal Second Earn-Out Consideration, as applicable, shall be deemed to be reduced to that amount that results in such sum equaling exactly $130,000,000.

(d) Parent shall prepare (or cause to be prepared) and deliver to the Representative no later than 45 days after the last day of each of the First Earn-Out Period and Second Earn-Out Period, a calculation of the Net Revenue of the Surviving Corporation for the respective earn-out period, and a statement of the amount, if any, of the First Optichron Earn-Out Consideration and First Merger Earn-Out Consideration or Second Optichron Earn-Out Consideration and Second Merger Earn-Out Consideration, as applicable, to be delivered to the Indemnifying Stockholders for the applicable period. In the event that the Representative determines in good faith that he requires further information in order to evaluate Parent’s calculations of Net Revenue or the earn-out amounts, he shall deliver written notice to Parent requesting such additional information as promptly as practicable, and in any event no later than 30 days, following Parent’s delivery of such calculations to the Representative (which additional information, to the extent reasonably necessary in order to perform such calculations, shall be provided by Parent within 15 days after Parent’s receipt of such request). Any claim by the Representative challenging Parent’s calculations of the foregoing amounts must be asserted by written notice to Parent within 15 days after Parent’s delivery of such calculations to the Representative or, if applicable, Parent’s delivery of additional information to the Representative. During such 15-day period, Parent shall afford the Representative reasonable access to appropriate personnel of Parent during normal business hours to meet with the Representative and discuss Parent’s calculations. In the event the Representative decides not to object to Parent’s calculations, the Representative shall notify Parent promptly of its decision.

(e) On or before the First Earn-Out Consideration Payment Date (or such later date as the amount of the First Optichron Earn-Out Consideration has been determined pursuant to the provisions of Section 2.6(d)), Parent shall deposit with the Paying Agent cash in the amount the First Merger Earn-Out Consideration. On or before the Second Earn-Out Payment Date (or such later date as the amount of the Second Optichron Earn-Out Consideration has been determined pursuant to the provisions of Section 2.6(d) above), Parent shall deposit with the Paying Agent cash in the amount of the Second Merger Earn-Out Consideration. The Paying Agent shall distribute the First Merger Earn-Out Consideration in cash to the Non-Dissenting Stockholders (according to the allocation set forth in the Securityholder Schedule) on or before the First Earn-Out Consideration Payment Date, and shall distribute the Second Merger Earn-Out Consideration in cash to the Non-Dissenting Stockholders (according to the allocation set forth in the Securityholder Schedule) on or before the Second Earn-Out Consideration Payment Date.

(f) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Earn-Out terms and conditions specified in this Section 2.6, and the Stockholders’ Written Consent shall so provide.

2.7 Escrow. At the Effective Time, Parent shall deliver or cause to be delivered cash in an amount equal to the Escrow Amount to The Bank of New York Trust Company, N.A., as escrow agent (the “Escrow Agent”), pursuant to the provisions of an escrow agreement which shall be entered into prior to or concurrently with the Effective Time by and among Parent, the Representative, on behalf of the Indemnifying Stockholders, and the Escrow Agent, and which shall be in substantially the form attached as Exhibit B hereto, subject to such modifications and amendments as the parties thereto may agree upon (the “Escrow Agreement”). The Escrow Agreement shall provide Parent with recourse against amounts held in escrow by the Escrow Agent (the “Escrow Funds”) for a period of 18 months from and after the Effective Time (the “Escrow Period”) with respect to any and all Parent Claims made under Section 14 of this Agreement, subject to the terms and conditions set forth in the Escrow Agreement and in such Section 14. The Escrow Amount plus any interest earned prior to distribution (or any portion thereof) shall be distributed to the Indemnifying Stockholders, and Parent at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger and of the transactions contemplated by the Common Stock Purchase Agreements, and the approval and adoption of this Agreement, the Common Stock Purchase Agreements and the transactions contemplated hereby (including the Merger) and thereby by the Indemnifying Stockholders pursuant to the Stockholders’ Written Consent shall constitute approval by such Indemnifying Stockholders, as specific terms of the Merger and of the transactions contemplated by the Common Stock Purchase Agreements, and the irrevocable agreement of such Indemnifying Stockholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including, without limitation, the deposit of the Escrow Amount into escrow, the indemnification obligations set forth in Section 14 hereof and the appointment and sole authority to act on behalf of the Indemnifying Stockholders of the Representative, as provided for herein and in the Escrow Agreement.

2.8 Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with The Bank of New York Trust Company, N.A. (the “Paying Agent”) for the benefit of the Indemnifying Stockholders cash in an amount equal to (a) the Initial Merger Consideration, plus (b) the amounts payable to the Identified Employees pursuant to the Common Stock Purchase Agreements at the Stock Purchase Closing (as defined therein). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the Non-Dissenting Stockholders. Earnings from such investments shall be the sole and exclusive property of Parent or the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Non-Dissenting Stockholders.

(b) Surrender Procedures. At the Effective Time, Parent shall instruct the Paying Agent to mail to each Non-Dissenting Stockholder as of the Effective Time (A) a letter of transmittal and (B) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Stock held by such Non-Dissenting Stockholder in exchange for such Non-Dissenting Stockholder’s portion of the Initial Merger Consideration and the right to receive future payment of such Non-Dissenting Stockholder’s portion of any released Escrow Funds and Total Merger Earn-Out Consideration. The payment of a Non-Dissenting Stockholder’s portion of the Initial Merger Consideration, Escrow Funds and Total Merger Earn-Out Consideration with respect to each such certificate is conditioned upon (1) the execution and delivery of such transmittal letter and (2) the delivery of such certificates related thereto (or an affidavit of loss with respect to such certificates). As soon as practicable after receipt by the Paying Agent of such certificate(s), properly endorsed or otherwise in proper form for transfer, for cancellation (or affidavit, as applicable), together with such duly executed letter of transmittal, the Paying Agent shall, in exchange therefor, pay to such Non-Dissenting Stockholder cash in the amount of the portion of the Initial Merger Consideration payable in respect of the shares of Company Stock formerly represented by the certificate(s) surrendered, but without interest, and the certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the Initial Merger Consideration is to be made to a person, firm, entity, partnership, association or any business organization or division thereof (each a “Person”) other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of Parent that such Tax has been paid, or (B) shall have established to the satisfaction of the Parent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8(b), each certificate formerly representing shares of Company Stock shall be deemed to represent for all purposes only the right to receive the portion of the Total Merger Consideration as provided pursuant to Section 2.2(a) hereof, if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein.

(c) Transfer Books; No Further Ownership Rights in the Shares. The Company agrees to close its stock transfer books at the close of the Business Day immediately preceding the Effective Time, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Section 2, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(d) Termination of Fund; No Liability. At any time following the Earn-Out Distribution Date, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Non-Dissenting Stockholders and thereafter such Non-Dissenting Stockholders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Legal Requirements) and only as general creditors thereof with respect to the applicable portion of the Total Merger Consideration, upon due surrender of their certificates formerly representing shares of Company Stock or rights to purchase such shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate formerly representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Company Securityholder, and the Escrow Agent shall be entitled to deduct and withhold from payment of any Company Securityholder’s pro rata portion of the Escrow Amount (or any portion thereof) otherwise payable pursuant to this Agreement to any Company Securityholder, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Legal Requirement. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder to whom such amounts would otherwise have been paid.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Non-Dissenting Stockholder thereof in form reasonably satisfactory to Parent and the execution and delivery of a letter of transmittal in accordance with Section 2.8(b), Parent shall instruct the Paying Agent to pay such Non-Dissenting Stockholder his, her or its applicable portion of the Total Merger Consideration as provided in this Section 2; provided, however, that Parent may, in its reasonable discretion, acting in good faith, and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent or its transfer agent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(g) Dissenting Shares. The provisions of this Section 2.8 shall also apply to Dissenting Shares that lose their status as such (which shall be treated as non-Dissenting Shares for purposes of Section 2.8), except that the obligations of Parent under this Section 2.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in Section 2.

2.9 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that the statements in this Section 3 are true, complete and correct as of the date hereof and at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule, with specific reference to the sections hereof to which such exception relates, provided that the inclusion of an item as an exception or qualification to one section of this Agreement shall cause that item to be an exception or qualification only to another section of this Agreement if it is reasonably clear on its face, upon reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such section:

3.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification.

(b) Prior to the date of this Agreement, the Company has made available to Parent or Parent’s counsel complete and correct copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of any provision of its Company Organizational Documents. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

3.2 Capitalization and Ownership of Shares. The authorized capital stock of the Company consists of (a) 100,000,000 shares of Company Common Stock, of which as of the date hereof, 23,492,608 shares are issued outstanding, and (b) 62,800,000 shares of Company Preferred Stock, of which (i) 31,400,000 shares have been designated as Series 1 Preferred Stock, of which as of the date hereof 24,943,799 shares are issued outstanding, (ii) 31,400,000 shares have been designated as Series 2 Preferred Stock, of which as of the date hereof 24,943,799 shares are issued outstanding. All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to the exercise of any Option granted under the Option Plan or pursuant to the exercise of any outstanding Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable. Except for the Options, restricted stock units (“RSUs”) and Warrants listed on the Securityholder Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. From and after the Effective Time, no holder of any Option, RSU or Warrant will have the right to any consideration with respect thereto, except as set forth in this Agreement. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. All of the issued and outstanding shares of Company Stock have been offered, issued and sold by the Company in compliance with all Legal Requirements applicable to the Company.

3.3 Subsidiaries. The Company does not have any Subsidiaries, and the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Any former Subsidiary that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity.

3.4 Securityholder Lists and Agreements.

(a) The Company has made available to Parent or its counsel, prior to the execution of this Agreement, a draft of a schedule (the “Securityholder Schedule”) that reflects preliminary and estimated calculations of the amounts contemplated by this Section 3.4(a). The Securityholder Schedule delivered by the Company pursuant to Section 10.01(o) shall be true and accurate as of immediately prior to the Effective Time. The allocation of the Total Merger Consideration, as set forth on the Securityholder Schedule, shall be in accordance with the Charter as of the Closing Date. The Securityholder Schedule shall set forth the following information as of the Closing Date: (x) the Company’s calculations of the Initial Per Share Common Consideration, the Initial Per Share Series 1 Preferred Consideration, the Initial Per Share Series 2 Preferred Consideration and the Escrow Amount, and (y) the following information with respect to each Company Stockholder (including with respect to the Identified Employee Common Shares):

(i) the name and the mailing address of each Company Stockholder of record of the Company;

(ii) with respect to each Company Stock certificate held by such Company Stockholder (A) the number and class or series of shares of Company Stock represented by such certificate, (B) the amount equal to the product of the Initial Per Share Common Consideration multiplied by the number of shares of Company Common Stock, if any, held by such Company Stockholder, (C) the amount equal to the product of the Initial Per Share Series 1 Preferred Consideration multiplied by the number of shares of Series 1 Preferred Stock, if any, held by such Company Stockholder and (D) the amount equal to the product of the Initial Per Share Series 2 Preferred Consideration multiplied by the number of shares of Series 2 Preferred Stock, if any, held by such Company Stockholder;

(iii) the total amount to be contributed to the Escrow Amount on behalf of such Company Stockholder pursuant to Section 2.7; and

(iv) the percentage of the Total Optichron Earn-Out Consideration to which such Company Stockholder would be entitled pursuant to Section 2.6.

(b) Except as provided in this Agreement or the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including, without limitation, rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company.

(c) Each of the currently outstanding Options was granted under the Option Plan, and the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person, other than the Retention RSU Plan pursuant to which the Retention RSU’s will be granted.

3.5 Authority for Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action; and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by the Company at the Closing or to consummate the transactions so contemplated. The board of directors of the Company duly determined that it is fair to, advisable for and in the best interests of, the Company Stockholders for the Company to enter into a business combination upon the terms and subject to the conditions of this Agreement, has unanimously approved and adopted this Agreement and the Merger and has unanimously recommended that the Company Stockholders approve and adopt this Agreement and the Merger. None of such actions by the board of directors of the Company has been amended, rescinded or modified. This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. The Company shall have, as of the Closing, taken all necessary and appropriate actions so that each Option, Warrant and Retention RSU will be treated in the Merger in accordance with the provisions of Sections 2.4, 2.5 and 2.6, respectively.

(b) The execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, each as currently in effect, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Permit, Security Interest or other interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Security Interest upon any assets of the Company or any shares of Company Stock, or (iv) violate in any material respect any Legal Requirement applicable to the Company or any of its properties or assets. For purposes of this Agreement, “Security Interest” means any material mortgage, security interest, pledge, license, interest, encumbrance, claim, charge, option, restriction on the right to sell or dispose (and in the case of securities, vote), lien or other adverse claim of any kind or lien (whether arising by contract or by operation of law and whether voluntary or involuntary).

3.6 Consents. No consent, approval, order, Permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority power, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (collectively, “Governmental Authorities”) or any Person is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (i) the Requisite Stockholder Approval and

(ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.7 Financial Statements.

(a) Section 3.7 of the Disclosure Schedule includes the following unaudited financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2010 and December 31, 2009, and the related unaudited statements of operations, stockholders’ deficit and cash flows for the fiscal years then ended, including the notes thereto, (ii) the audited balance sheet of the Company as of December 31, 2008 and the related audited statements of operations, stockholders’ deficit and cash flows for the year then ended and the notes thereto and the report of the registered independent public accountants with respect to such audited 2008 financial statements, and (iii) the unaudited balance sheet of the Company as of February 28, 2011 (the “Unaudited Balance Sheet”) and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the two months then ended, in each case prepared in accordance with GAAP. The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company as of the dates and for the periods indicated, and in the case of the unaudited Financial Statements, subject to year-end adjustments and the absence of footnotes.

(b) Neither the Company, nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Statements or any of the systems, procedures or controls implemented by the Company to provide reasonable assurances regarding the reliability of the Financial Statements and to accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP (the “Revenue Recognition Policy”). All revenue recognized by the Company is pursuant to the Revenue Recognition Policy and reflected in the Financial Statements, including, without limitation, revenue recognized by sales of the Company products by the Company’s resellers, sales representatives and distributors.

3.8 Absence of Changes. Since December 31, 2010, there has been no Material Adverse Effect. In addition, and without limiting the generality of the foregoing, except as Parent may consent to in writing following the date of this Agreement, as permitted pursuant to Section 5.1 of this Agreement, or as set forth in Section 3.8 of the Disclosure Schedule, since December 31, 2010, the Company has not:

(a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

(b) adopted, amended, modified, or terminated in any material respect any Company Employee Plan or collective bargaining agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, or as may have been required by applicable Legal Requirements) or announced its intention to adopt any arrangement or program which would constitute a Company Employee Plan;

(c) materially increased any compensation or fringe benefits (including, but not limited to, the granting of Options or other equity awards under the Option Plan), paid any bonus, granted or increased any severance or termination pay or otherwise changed any of the terms of employment or service for any of its employees, officers, directors or consultants beyond the levels set forth in the compensation information provided by the Company to Parent in the report titled “Optichron, Inc. Compensation Structure March 1, 2011”;

(d) entered into any loan with, or advanced any money or other property to, any of its employees, officers, directors or consultants;

(e) mortgaged, pledged or subjected to any Security Interest, any of its properties or assets, tangible or intangible;

(f) acquired or disposed of any assets or properties having a value in excess of $50,000 (singly or in the aggregate);

(g) forgiven or canceled any debts or claims, or waived any rights, having a value in excess of $50,000;

(h) incurred a capital expenditure or made a commitment by the Company exceeding $100,000 individually or $250,000 in the aggregate;

(i) changed any accounting method or practice (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(j) changed or made any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, agreed or settled any claim or assessment in respect of Taxes, filed any amended Tax Return or extended or waived the limitation period applicable to any claim or assessment in respect of Taxes;

(k) revalued any of its assets (whether tangible or intangible), including, without limitation, writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $50,000, singly or in the aggregate;

(l) made any payment of any nature to any Company employee, director or consultant other than salary or fees payable in the ordinary course of business consistent with past practices;

(m) commenced or settled any Action;

(n) experienced any labor trouble or adverse relations with its employees;

(o) conducted its business, other than in the ordinary course consistent with past practice;

(p) suffered any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $50,000 for any single loss or $200,000 for all such losses;

(q) entered into any transaction or Contract other than in the ordinary course of business with an aggregate annual value in excess of $50,000;

(r) changed or modified its credit, collection or payment policies, procedures or practices, including accelerated collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other liabilities; or

(s) entered into any agreement, commitment or obligation to do any of the foregoing.

The term “Material Adverse Effect” as used in this Agreement shall mean any event, change in or effect on the Company (in each case, an “Effect”) that, when taken individually or in the aggregate with all other Effects, (i) is or are materially adverse in relation to the Company’s financial condition, properties, assets, liabilities or business operations, taken as a whole, or (ii) may materially impair the ability of the Company to consummate the transactions contemplated hereby, except to the extent that such Effect or Effects results from (1) changes in general economic conditions and changes affecting the industry in which the Company operates generally that do not adversely affect the Company to a materially disproportionate degree, (2) adverse conditions or events expressly disclosed to Parent in the Disclosure Schedule, or (3) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, or by actions requested by Parent in writing to be taken by the Company.

3.9 Absence of Undisclosed Liabilities. The Company does not have any Indebtedness or other liability or obligation (whether known, unknown, mature, absolute or contingent) of the type required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP except (a) liabilities or obligations shown on the Unaudited Balance Sheet, (b) liabilities that have arisen since the date of the Unaudited Balance Sheet in the ordinary course of business consistent with those incurred historically and (c) liabilities incurred pursuant to or in connection with the execution, delivery and performance of this Agreement. There is no Company Debt. For purposes of this Agreement, “Indebtedness” shall include all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases, (v) with respect to letters of credit, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person, or (vii) in the nature of obligations of the type referred to in clauses (i) through (vi) of any other Person secured by any Security Interest on any asset of the Company.

3.10 Taxes.

(a) (i) All Tax Returns required to have been filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the Unaudited Balance Sheet in an amount that exceeds the corresponding reserve therefor separately identified in Section 3.10(a) of the Disclosure Schedule, if any, as reflected in the Unaudited Balance Sheet, and any Taxes of the Company arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the Company’s business.

(b) The Company has complied with all applicable Legal Requirements relating to the withholding of Taxes and payment of such withheld amounts and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to have been so withheld and paid under all applicable Legal Requirements.

(c) The Company has made available to Parent complete copies of all Tax Returns of, or including, the Company for all Tax periods ending on or after December 31, 2006 (other than immaterial information Tax Returns such as Forms W-2 and 1099 except to the extent expressly requested by Parent), including, without limitation, examination reports and statements of deficiencies proposed, assessed against or agreed to by the Company.

(d) No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction.

(e) Except as set forth in Section 3.10(e) of the Disclosure Schedule, no deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxing Authority against the Company. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid or otherwise finally resolved. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently in progress, pending or, to the Company’s knowledge, threatened with regard to any Taxes of the Company or Tax Returns filed by or on behalf of the Company. No issue has been raised by any Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period.

(f) Neither the Company nor any other Person on the Company’s behalf has (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Tax Law or has any knowledge that any Taxing Authority has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law with respect to the Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which extension remains outstanding, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by the Company is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 76-30, or (iv) subject to any provision of state, local or foreign Tax Law comparable to any of the provisions listed above.

(h) The Company is not, nor has it been, nor will be a “U.S. real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(i) The Company is not a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement.

(j) There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to the Company that are, or if issued would be, binding on the Company.

(k) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company, other than with respect to Taxes that are not yet due and payable.

(l) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purpose.

(m) The Company is not presently liable, nor does the Company have any potential liability, for the Taxes of another person (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(o) The Company will not be required to include any item of income in Taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received on or prior to the Closing Date, and there is no other income of the Company that will be required under applicable Tax Law to be reported by Parent or any of its affiliates, including the Company, for a Tax period (or portion thereof) beginning after the Closing Date which Taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q) The Company has not participated in any way (i) in any “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357) or any comparable laws of state, local or foreign jurisdictions, or (ii) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) or any comparable regulations of state, local or foreign jurisdictions.

(r) There currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, tax credits or other similar items of the Company under (A) Section 384 of the Code, (B) Section 269 of the Code, (C) the Treasury Regulations under Section 1502 of the Code, or (D) or any statutes, regulations or legal provisions of jurisdictions other than the United States comparable to any of the foregoing. Set forth in Section 3.10(r) of the Disclosure Schedule is the following information as to each share of the Company’s stock (as defined in Treas. Reg. § 1.382-2(a)(3)), issued and outstanding at any time on or before the Closing Date: (i) the date of issuance, (ii) the holder at issuance, (iii) the issue price and (if different), in the case of common stock or options on common stock, the most recent fair market value determination of such common stock made by the Company’s board of directors for purposes of option grants, (iv) the date(s) of any transfer(s), (v) any information available to the Company as to the fair market value at the time of transfer, and (vi) any information as to the holder of that share from time to time that is described in Treas. Reg. §§ 1.382-2T(h)(6) and/or 1.382-2T(k) and is actually known to the Company (it being understood that the Company shall be considered to actually know only such information as is available from existing Company records and shall not require the Company to make any investigation); provided that no obligation to indemnify shall arise under this Section 3.10(r) as a result of any good-faith valuation errors that may be reflected in the information provided pursuant to this Section 3.10(r); and provided further that the foregoing exclusion from indemnification shall apply to valuation errors only as they pertain to Section 382 of the Code.

(s) The Company has provided to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(t) The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(u) All elections with respect to Taxes affecting the Company that were not made in the Tax Returns delivered to the Parent are described in Section 3.10(u) of the Disclosure Schedule.

(v) The Company does not have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

(w) The Company has not filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code prior to such repeal) owned by the Company.

(x) All persons who have purchased shares of the Company’s capital stock that will be subject to a substantial risk of forfeiture under Section 83 of the Code at the Effective Time have, to the knowledge of the Company, timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax Laws.

(y) For purposes of this Agreement:

“Tax” or “Taxes” and with correlative meaning, “Taxable” and “Taxing”) means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, net worth, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the Internal Revenue Service (the “IRS”) or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Tax Law” means any Legal Requirement (whether domestic or foreign) relating to Taxes.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns.

For purposes of this Section 3.10, references to the Company shall be deemed to include the Company and any Subsidiary it may at any time own or have owned.

3.11 Property and Sufficiency.

(a) The Company has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all of its material properties and assets (whether real, personal, tangible or intangible) (i) identified as owned or leased on the Unaudited Balance Sheet (other than assets sold in the ordinary course of business since the date of the Unaudited Balance Sheet) or acquired thereafter and (ii) necessary to conduct all of the businesses and operations of the Company as currently conducted, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in Section 3.11(a) of the Disclosure Schedule. The

Company does not own any real property. This Section 3.11 does not relate to Intellectual Property, such item being the subject of Section 3.14.

(b) Each of the leases for real property of the Company is identified in Section 3.11(b) of the Disclosure Schedule (“Real Property Leases”).

(c) The Company has not transferred or assigned any interest in any Real Property Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. The facilities subject to a Real Property Lease (each a “Leased Premises”) and the personal property owned or leased by the Company are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. To the Knowledge of the Company, (i) there are no Legal Requirements, now in existence or under active consideration by any Governmental Authority which are reasonably likely to require the tenant of any Leased Premises to make any expenditure in excess of $50,000 to modify or improve such Leased Premises to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $50,000 in the aggregate under all Real Property Leases to restore the Leased Premises at the end of the term of the applicable Real Property Lease to the condition required under the Real Property Lease (assuming the conditions existing in such Leased Premises as of the date hereof).

(d) The Company has all certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Leased Premises, and the Company has complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the Leased Premises.

(e) The Company does not own, hold, nor is it obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12 Contracts. Except as disclosed in Section 3.12 of the Disclosure Schedule, the Company is not a party to, subject to or otherwise bound by:

(a) any Contract or series of related Contracts with the same counterparty or its affiliates which requires aggregate future expenditures by the Company in excess of $50,000 or any Contract that is otherwise material to the Company’s business;

(b) any Contract for the purchase or sale of any commodity, product, material, supplies, equipment or other personal property with an aggregate annual value in excess of $50,000;

(c) any distributor, reseller manufacturer’s representative, sales representative or similar Contract with an aggregate annual value in excess of $50,000 under which the Company does not have the right to terminate without penalty on less than 30 days’ notice;

(d) any Contract pursuant to which Intellectual Property is licensed to or from the Company other than (i) Contracts licensing the right to use off-the-shelf or other readily commercially available third party software, true and complete copies of which have been furnished to Parent and (ii) the Company’s Contracts with its employees, consultants and contractors, true and complete copies of which have been furnished to Parent;

(e) any Contract with any current or former stockholder, employee, officer or director of the Company, or any “affiliate” or “associate” of such persons, (or with respect to such persons that are natural persons) any member of his or her immediate family (any of the foregoing, a “Related Party”) including, without limitation, any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any such person or entity;

(f) any Contract under which the Company is materially restricted from carrying on any business or other services or competing with any Person anywhere in the world, or which would so restrict the Company or any successor in interest thereof after the Closing Date;

(g) any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness or a Security Interest to any Person or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person;

(h) any Contract for the disposition of the Company’s assets, or business (whether by merger, sale of stock, sale of assets or otherwise), in each case, other than in the ordinary course of business;

(i) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(j) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(k) any hedging, futures, options or other derivative Contract;

(l) any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to any Person, one condition to the payment or acceleration of which is the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby;

(m) Section 3.12(m) of the Disclosure Schedule provides the form of the Company’s standard customer Contract and lists all of the customer Contracts which deviate (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the Company’s standard form; or

(n) except for employment or consulting agreements or other such compensatory arrangements, any other agreement (or group of related Contracts with the same third party) to the extent not otherwise disclosed in the Disclosure Schedule, the performance of which involves consideration paid by the Company in excess of $50,000 during the preceding twelve months.

Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.12, each of the Real Property Leases and each other Contract to which the Company is a party or otherwise bound relating to any Intellectual Property that is material to the business of the Company is a valid and binding agreement of the Company and is in full force and effect in accordance with its terms, and neither the Company nor any other party thereto is in default or breach in any material respect under the terms of any of the foregoing Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor will the consummation of the transactions contemplated by this Agreement give rise to any such default. No party to any of the foregoing Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any of the foregoing Contracts.

As used in this Agreement, a “Contract” shall mean any agreement, understanding, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement.

3.13 Benefit Plans.

(a) For purposes of this Agreement:

(i) “Administaff Company Employee Plan” shall mean a Company Employee Plan that is sponsored by Administaff under which an Employee may be eligible to receive benefits in connection with the Company’s engagement of Administaff and pursuant to the terms of the Administaff Agreement. For purposes of clarity, representations and warranties in this Agreement regarding an Administaff Company Employee Plan shall be limited to events, conditions and circumstances related to participation in such plan by an Employee.

(ii) “Administaff Agreement” means the Client Service Agreement between the Company and Administaff Companies II, L.P. (“Administaff”) effective as of January 1, 2011.

(iii) “Company Employee Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any other bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, group or individual health, dental, life insurance, survivor benefit, stock option, stock purchase, share appreciation right, restricted stock, tuition reimbursement, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practice, retention, change in control, non-competition, and any other plan, agreement, policy, trust or arrangement (whether written or unwritten, formal or informal, insured or self-insured) providing compensation or benefits, and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate.

(iv) “Employee” shall mean any employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

(v) “ERISA Affiliate” means a trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or any ERISA Affiliate is a party, or to which or under which the Company or an ERISA Affiliate had, has or will have any liability or obligation, actual or contingent.

(vi) “Sponsored Company Employee Plan” means a Company Employee Plan other than an Administaff Company Employee Plan.

(b) Section 3.13 of the Disclosure Schedule includes a true and complete list of all Company Employee Plans. With respect to each Sponsored Company Employee Plan, the Company has provided or made available to Parent an accurate and complete copy of each such plan (or, in the case of any unwritten Sponsored Company Employee Plan, an accurate description of the material terms thereof) as well as, if applicable, an accurate and complete copy of each associated trust or other funding arrangement, each associated custodial, insurance or service agreement, each summary plan description and summary of material modifications, any written policies used in plan administration, and the most recent application for determination letter submitted to the IRS and the most recent determination letter received from the IRS and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such plan. The Company has delivered to Parent accurate and complete copies of all annual reports, actuarial reports, or disclosure materials for each Sponsored Company Employee Plan submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three preceding calendar years, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any liability or penalty relating to any Sponsored Company Employee Plan. Each Company Employee Plan is in writing.

(c) The Company and each ERISA Affiliate is and has been in compliance with its obligations under the terms of each Sponsored Company Employee Plan. Each Administaff Company Employee Plan has been administered in all material respects in accordance with its terms as applied to Employees.

(d) Each Company Employee Plan and each funding vehicle related to such Company Employee Plan is currently in compliance with, and has heretofore been maintained, administered and operated in all material respects in compliance with, its terms and all applicable laws, statutes, governmental or court orders, or governmental rules or regulations (whether as a matter of substantive law or as necessary to secure favorable tax treatment). Each Company Employee Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify (or, where there is no determination letter but the qualified plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures), and nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.

(e) Neither the Company nor its ERISA Affiliates maintain, sponsor or contribute to any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or contribute to or have ever had any obligation to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any liability, including, without limitation, withdrawal liability, with respect to any such Plan or any such multiemployer plan that remains unsatisfied. Neither the Company nor its ERISA Affiliates has incurred any liability (contingent or otherwise to the Pension Benefit Guarantee Corporation (other than insurance premiums satisfied in due course). Except with respect to the Administaff Company Employee Plans, no Company Employee Plan is or was at any time a multiple employer plan, as described in Section 413(c) of the Code or Sections 4063 or 4064 of ERISA, or a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.

(f) No Sponsored Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan is or has been subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(g) The Company has timely made all payments and contributions (including insurance premiums) due and payable through the Closing Date to each Company Employee Plan as required to be made under the terms of such plan and applicable law. The fair market value of the assets of each Sponsored Company Employee Plan, as of the end of the most recently ended plan year of that Sponsored Company Employee Plan, equaled or exceeded the present value of all benefits liabilities under that Sponsored Company Employee Plan. None of the assets of any Company Employee Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

(h) With respect to all Company Employee Plans and related trusts, and any person who is a party in interest in respect of a Company Employee Plan within the meaning of Section 3(14) of ERISA, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject the Company to any tax or penalty on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(i) There are no legal actions, proceedings, suits, arbitrations, governmental investigations or claims (other than routine claims for benefits by Employees, beneficiaries or dependents of such Employees arising in the normal course of operation of a Company Employee Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Company Employee Plan or any fiduciary, service provider or sponsor of a Company Employee Plan with respect to their duties under such Company Employee Plan or the assets of any trust under any such Company Employee Plan nor, to the Knowledge of the Company, any basis for any such actions, proceedings, suits, arbitrations, governmental investigations or claims.

(j) To the Knowledge of the Company, Administaff has complied with the health care continuation requirements of Section 601, et. seq. of ERISA with respect to Employees and their spouses, former spouses and dependents.

(k) The Company does not have any obligations under any Company Employee Plan to provide medical or other welfare benefits to any Employee or any former Employee, or any beneficiary or dependent of any Employee or former Employee, subsequent to termination of employment, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(l) Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (regardless of whether that other event has or will occur), (i) entitle any current or former Employee to severance pay, unemployment compensation or any other payment or additional rights, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of or require any funding (including through any rabbi trust) of any benefit or increase the amount of compensation payable to or in respect of any such current or former Employee.

(m) The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.

(n) Each plan, program, arrangement or agreement, including any Company Employee Plan, that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.13(m) of the Disclosure Schedule. Each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(m) of the Disclosure Schedule has, since December 31, 2004 and through December 31, 2008, been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and the IRS, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. By December 31, 2008, each such plan, program, arrangement or agreement was amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder.

(o) All Options have been granted or issued at an exercise price at least equal to the fair market value of the underlying Company Common Stock at the date of grant or issuance, as determined in accordance with Section 409A of the Code and the temporary regulations and notices promulgated thereunder, and none of the Options or any other Company Securities or agreements constitute “deferred compensation” under Section 409A of the Code. True and complete copies of the Option Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Option and the shares of Company Common Stock purchased under such plan), and all agreements and instruments related to the Warrants, have been made available or provided to Parent, and such plans and Contracts have not been amended, modified or supplemented since being made available or provided to Parent, and there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case from those made available or provided to Parent. Each Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code so qualifies. Each grant of an Option was duly authorized by all necessary corporate action no later than the date on which the grant of such Option was by its terms to be effective. Each Option may be treated in accordance with the applicable provisions of Section 2.4 without the consent of the holder of such Option.

(p) The Company has no liability, including under any Company Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(q) No Company Employee Plan is subject to the laws of any jurisdiction outside of the United States.

(r) The Company has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Company Employee Plan or adopt any arrangement or program, which, once established, would come within the definition of a Company Employee Plan.

(s) The Company has not undertaken to maintain any Company Employee Plan for any period of time and each such Company Employee Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law, and without penalty or cost (other than routine administrative costs).

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned by the Company as of the date of this Agreement, along with the record owner of each such item of Intellectual Property, the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications;

(ii) all trademark registrations (including Internet domain name registrations), pending trademark applications and material unregistered trademarks;

(iii) all copyright registrations and pending copyright applications; and

(iv) all mask works registrations and applications.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii), (iii) and (iv), collectively (excluding material unregistered trademarks).

(b) All of the Company’s Registered Intellectual Property is owned solely by the Company.

(c) All of the Company’s Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned (other than by natural expiration). All required documents and certificates in connection with the Company’s Registered Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Company’s Registered Intellectual Property.

(d) There is no pending or, to the Company’s Knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registrability of any of the Intellectual Property owned by the Company or used or held for use in the Company’s business (other than those that have been resolved to the satisfaction of the Company). The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Intellectual Property owned by the Company or used or held for use in the Company’s business.

(e) The Company owns, or has valid rights to use, all of the Intellectual Property used or held for use in the business of the Company as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products.

(f) The conduct of the business of the Company as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, importation, licensing, provision, offer for sale and sale of Proprietary Products, does not, and to the Company’s Knowledge, will not when conducted by the Surviving Corporation following the Closing, infringe upon, dilute or misappropriate any Intellectual Property or other proprietary right owned by any third party, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company (“Company Intellectual Property”). No Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Actions have been brought against any third party by the Company.

(h) Except as disclosed in Section 3.14(h) of the Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened (and at no time has there been pending any) Action alleging that the activities or the conduct of the Company’s business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, other than those that have been resolved to the satisfaction of the Company, nor does the Company have Knowledge of any basis therefor. The Company is not party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s rights to use any Intellectual Property, (ii) restricts the Company’s business in order to accommodate a third party’s Intellectual Property or (iii) requires any future payment by the Company.

(i) Each of the Company’s employees has executed a confidentiality and nondisclosure agreement in substantially the form attached to Section 3.14(i) of the Disclosure Schedule. Other than under a confidentiality or nondisclosure agreement, or contractual provision or fiduciary duty relating to confidentiality and nondisclosure, there has been no disclosure by the Company to any third party of material confidential information or trade secrets of the Company (that the Company has chosen to maintain as trade secrets) related to any proprietary product or service currently being marketed, sold, licensed or developed by the Company (each such product, a “Proprietary Product”), or of any confidential information owned by a third party to whom the Company has a confidentiality obligation, except for instances in which the disclosure of such information did not breach any legal duty owed by the Company to such third party. All employees of the Company who have made material contributions to the development of any Company Intellectual Property or Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software source code contained in any Company Intellectual Property or Proprietary Product) have executed an inventions assignment agreement in substantially the form attached to Section 3.14(i) of the Disclosure Schedule. All employees, consultants and independent contractors of the Company who have made material contributions to the development of any Company Intellectual Property or Proprietary Product (including without limitation all employees, consultants and independent contractors who have designed, written, tested or worked on any software source code contained in any Company Intellectual Property or Proprietary Product) have entered into a work-made-for-hire agreement, invention assignment agreement or have otherwise assigned to the Company (or a third party that has assigned its rights in such Company Intellectual Property or Proprietary Product to the Company) all of their right, title and interest (other than moral rights, if any, to the extent such assignment of moral rights is not permitted under the Legal Requirements of any jurisdiction) in and to the portions of such Company Intellectual Property or Proprietary Product developed by them in the course of their work for the Company. Assignments of the patents, patent applications, copyrights and copyright applications listed in Section 3.14(a) of the Disclosure Schedule to the Company have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as required by applicable law.

(j) The Company has not granted nor is it obligated to grant access or a license to any of its source code (including, without limitation, in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any of its source code), except to employees, consultants and contractors in the ordinary course of business. The Company owned source code for all Proprietary Products that include software has been documented by Company in a professional manner that is both consistent with customary code annotation conventions and generally accepted practices in the software industry.

(k) Section 3.14(k)(i) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the title of the license for each such item of Open Source Code, (iii) the Proprietary Product(s) to which each such item of Open Source Code relates, and (iv) a description of the manner in which such Open Source Code is used, modified and/or distributed by the Company. None of the Proprietary Products is subject to the provisions of any Open Source Code license or other Contract (including any general public license, limited general public license or other similar Contract) which (other than with respect to any Open Source Code that is distributed with such Proprietary Product) requires or conditions the distribution of such Proprietary Product in source code form, requires the license of such Proprietary Product’s source code or any portion thereof for the purpose of making modifications or derivative works, or requires the distribution of such Proprietary Product or any portion thereof without charge. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes without limitation software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(l) Except as otherwise provided in Section 3.14(l) of the Disclosure Schedule, the Company has no obligation to pay any third party any future royalties or other fees for the continued use of such third party’s Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement (other than those the Company would have been required to pay had the transactions contemplated by this Agreement not occurred that are so identified in Section 3.14(l) of the Disclosure Schedule).

(m) Except as otherwise provided in Section 3.14(m) of the Disclosure Schedule, the Company is not a party to any agreement that requires the Company to perform any software engineering, development, consulting, and/or integration services for a third party.

(n) The Company is not in material breach of any Contract to which it is party or otherwise bound, nor will the consummation by the Company of the transactions contemplated hereby result in any violation, loss or impairment of ownership by the Company of, or the right of to use, any Intellectual Property that is material to the business of the Company as currently conducted, nor require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. The Company is not a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement.

(o) Other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses and outbound “shrink-wrap” licenses (in substantially the form set forth on Section 3.14(o) of the Disclosure Schedule) and similar non-exclusive, end-user licenses granted by Company and agreements with employees, contractors and consultants entered into in the ordinary course of business, Section 3.14(o) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is currently a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company and all assignments of Intellectual Property to or by the Company. All such contracts, etc. are in full force and effect, and the Company is not in material breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s Knowledge, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Following the Closing Date, subject to obtaining any applicable consents described in Section 3.6 of the Disclosure Schedule, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company may have otherwise been required to pay (assuming for this purpose that Parent and its Affiliates are not subject to existing restrictions with respect to the foregoing irrespective of the Merger).

(p) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and Parent without restriction and without payment of any kind to any third party, subject to existing non-exclusive licenses disclosed to Parent prior to the date of this Agreement, except those entered into in the ordinary course of business after the date of this Agreement.

(q) Section 3.14(q) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission or similar right with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

(r) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property or Intellectual Property purported to be owned by the Company. No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any material Company Intellectual Property or Intellectual Property purported to be owned by the Company, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(s) The Company has provided to Parent a complete and accurate list of all material bugs, defects, and errors, in each version of the Proprietary Products.

(t) For purposes of this Agreement, “Intellectual Property” shall mean (i) trademarks, service marks, trade names, slogans, logos, trade dress, labels, product displays, internet domain names and other similar designations of source or origin, together with all goodwill, registrations, applications, renewals and extensions related to the foregoing; (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, substitutions, extensions and applications for any of the foregoing); (iii) copyrights, copyrightable subject matter and moral rights (including without limitation any registrations, applications, renewals, extensions and reversions for any of the foregoing); (iv) mask works rights, masks, circuit designs, behavior models, hardware description language models, proprietary design tools, tooling, dies, molds, layouts, test keys, cells, databases, libraries, recipes, development work-in-process, graphics, artwork, photography; (v) trade secrets and other confidential information, know-how, technology, proprietary processes, formulae, inventions, compositions, techniques, technical data and information, procedures, databases, algorithms, models, methodologies, invention disclosures, improvements, designs, design rights; and (vi) and computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing, development documentation, programming tools, drawings, specifications, test software, laser programs, sort programs, packaged unit test programs, characterization programs and data, used in, held for use or necessary for the conduct of the business of the Company, as currently conducted whether such Intellectual Property is owned by the Company or a third party.

3.15 Accounts Receivable. All of the accounts and notes receivable of the Company, whether reflected on the Unaudited Balance Sheet or arising since the date of the Unaudited Balance Sheet, have arisen from bona fide transactions in the ordinary course of business consistent with past practices.

3.16 Government Funding. The Company has not applied for or received any financial assistance from any supranational, national, local or foreign Governmental Authority.

3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. True and complete copies of each listed policy have been made available to Parent or to Parent’s counsel. Such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies. The Company has not received any written notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.17 of the Disclosure Schedule, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no written claim by the Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.18 Personnel.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a list of all employees, consultants or independent contractors of the Company as of the date hereof, including, as of such date, their title, then current base salary or other compensation rate as well as any bonus paid for the fiscal year ended December 31, 2010 and any accrued and unpaid bonus scheduled for or paid or agreed to be paid to them by the Company for any future period.

(b) The Company is in compliance with all Legal Requirements relating to the employment of labor. The Company is not subject to any collective bargaining agreement. There is not pending, or to the Company’s Knowledge, threatened, any strike, labor dispute, slowdown, lockout, walkout, work stoppage or other similar labor trouble involving employees of the Company.

3.19 Litigation. There is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (collectively, “Actions”) pending, or to the Company’s Knowledge, threatened against the Company, or affecting any of its properties or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company or affecting any of its properties (including, without limitation, any inquiry as to the qualification of the Company to hold or receive any license or other Permit) or (c) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage with respect to its business, prospects, financial condition, operations, property or affairs. The Company is not in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company. There is no action or suit by the Company pending, threatened or contemplated against any other Person.

3.20 Environmental Matters.

(a) To the Company’s Knowledge:

(i) the Company is and has been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or otherwise used by the Company, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Company has made available to Parent or to Parent’s counsel true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Company or any of its representatives or advisors.

(b) For purposes of this Agreement, “Environmental Laws” means any Legal Requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances, (ii) pollution or protection of employee health or safety, public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.21 Compliance with Instruments; Laws; Governmental Authorizations.

(a) The Company is not (i) in violation of any term or provision of the Company Organizational Documents, (ii) in violation of or default under any term or provision of any Contract or Permit, or (iii) in violation of or default under any Legal Requirement except for such violations or defaults under any Legal Requirement as could not have a Material Adverse Effect on the Company. Neither the Company nor, to the Company’s Knowledge, any Related Person, is under investigation with respect to, has been threatened to be charged with, or has been given notice of, any violation of any Legal Requirement. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) (A) pursuant to which the Company currently operates or holds any interest in any of its properties, or (B) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest, have been issued or granted to the Company, and all such Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

(b) The Company has conducted its transactions in accordance with applicable provisions of U.S. law, including the United States export control laws and regulations and U.S. economic sanctions laws. Without limiting the foregoing:

(i) The Company has obtained all export licenses and other approvals required for its export of products, software and technologies from the United States and from any other place from which the Company exports any such products, software or technologies;

(ii) The Company is in compliance in all material respects with the terms of all applicable export licenses or other approvals;

(iii) There are no pending or threatened claims or enforcement actions against the Company with respect to such export licenses or other approvals, nor has the Company made any disclosure to U.S. authorities which is reasonably likely to result in any such claim or enforcement action, and

(iv) No consents or approvals for the consummation of the transactions contemplated hereby or the transfer of export licenses to Parent are required.

(c) The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder (as if the Company were subject in full thereto as a reporting company under the Exchange Act), including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

3.22 Banking Relationships. Section 3.22 of the Disclosure Schedule sets forth an accurate list, as of the date of this Agreement, of the name and location of each bank, savings and loan or similar financial institution in which the Company has an account or a safe deposit box and the names of all Persons authorized to draw on or who have access to such account or safe deposit box.

3.23 Minute Books and Records. The minute books of the Company contain complete and accurate, in all material respects, records of all meetings and other corporate actions of their respective stockholders and the board of directors and committees thereof. The stock records of the Company are accurate and complete, in all material respects, and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. The Company has made available to Parent or to Parent’s counsel, true and complete copies of (a) the Company Organizational Documents, (b) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company, (c) all stock certificate and stock record books of the Company, (d) all Contracts referred to or identified in Section 3.12 of the Disclosure Schedule and (e) any similar record or documents of the Company. The Company does not have any prior names, and since the date of its incorporation has not conducted business under any name other than the current name of the Company.

3.24 Brokers and Finders; Existing Discussions. All negotiations relating to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its affiliates, the Representative or, to the Company’s Knowledge, the Company Securityholders in such manner as to give rise to any valid claim against the Company, Parent or Merger Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation. As of the date hereof, the Company is not engaged in any discussions or negotiations with any party (other than Parent) with respect to any proposal relating to an Acquisition Transaction.

3.25 Vote Required; Notices; Information Statement.

(a) The affirmative vote of the holders of (i) the holders of at least 66 2/3% of the outstanding voting shares of Company Preferred Stock, (ii) the holders of more than 50% of the outstanding shares of the Company Common Stock, voting as a separate class, and (iii) the holders of more than 50% of the outstanding Company Stock, entitled to vote on the Merger on an as converted basis and voting together as a single class (together, the (“Requisite Stockholder Approval”), are the only votes of the holders of any of the Company Stock necessary to approve this Agreement and the transactions contemplated hereby, and the Requisite Stockholder Approval has been obtained in accordance with the terms of this Agreement on or prior to the date hereof.

(b) Prior to the Effective Time, the Company will have notified the holders of Company Stock, Options and Warrants contemplated hereby as and to the extent required by the terms and conditions of the Company Organizational Documents, the Option Plan, the DGCL and other agreements of instruments governing such securities and as contemplated herein. In connection with soliciting the Stockholders’ Written Consent, the Company has (i) provided Company Stockholders reasonable information regarding the Company and Parent and a summary of the Merger, this Agreement and the transactions contemplated hereby, and (ii) provided Company Stockholders (other than those Company Stockholders who sign and deliver a Stockholders’ Written Consent immediately following the execution of this Agreement) with a statement that appraisal rights are available for the Company Stock pursuant to Section 262 of the DGCL and a copy of such Section 262.

(c) The information furnished on or in any document mailed, delivered or otherwise furnished to the Company Stockholders (excluding any information pertaining to Parent or Merger Sub that is furnished in writing by Parent to the Company expressly for inclusion in any such document) in connection with the solicitation of their consent to, and adoption of, this Agreement and the Merger did not contain, and will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

3.26 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including, but not limited to, Section 203 of the DGCL, or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.27 Certain Relationships and Related Transactions. No Related Party is indebted in an amount greater than $2,000 to the Company. No Related Party owns any asset used by the business of the Company. Except as described in Section 3.27 of the Disclosure Schedule, there is no transaction involving the Company of the nature described in Item 404(a) of Regulation S-K under the Securities Act. No Related Person owns any direct or indirect interest in, or controls or is a director, officer, employee or partner of, or consultant to, a competitor of the Company.

3.28 Disclosures. Neither this Agreement, the Disclosure Schedule, any Exhibit, Appendix or Schedule hereto or thereto, nor any certificates delivered or supplied by the Company hereunder contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading, provided that the Company does not make any representation or warranty with respect to any financial or operating projections communicated by the Company to Parent in connection with Parent’s due diligence review.

SECTION 4. Representations and Warranties by Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Authority for Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent has all necessary corporate power and authority to execute and deliver the Escrow Agreement and to perform its obligations thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by them at Closing and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been and each instrument required hereby to be delivered by Parent and Merger Sub at the Closing will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes a legal, valid and binding obligation of

Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The execution and delivery of this Agreement by Parent and Merger Sub and the Escrow Agreement by Parent, the compliance with the provisions of this Agreement by Parent and Merger Sub and the provisions of the Escrow Agreement by Parent and the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Certificate of Incorporation or the Bylaws of Parent, each as amended to date and currently in effect, or the Certificate of Incorporation or the Bylaws of Merger Sub, each as amended to date and currently in effect, or (ii) violate any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or assets.

4.3 Consents. No Consent of any Governmental Authorities or any Person is required to be obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement or the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for any required shareholder approval by the shareholders of Parent or Merger Sub.

4.4 Information Statement. None of the information supplied or to be supplied by Parent for inclusion in the Information Statement will, at the date mailed to the stockholders of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated there in or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Information Statement.

4.5 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Parent or Merger Sub or any of their respective “affiliates” or “associates” in such manner as to give rise to any valid claim against the Company or any Company Stockholder for any brokerage or finder’s commission, fee or similar compensation.

4.6 Ownership and Activities of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub (i) is a direct, wholly owned subsidiary of Parent, (ii) was formed solely for the purpose of engaging in the transactions contemplated hereby and (iii) has not and at the Effective Time will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 5. Conduct of Business.

5.1 Conduct of the Company’s Business Prior to Closing. The Company covenants and agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), unless Parent shall otherwise consent in writing (which consent shall not unreasonably withheld or delayed), the Company shall conduct its business, and shall not take any action except, in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all applicable Legal Requirements; and the Company shall use commercially reasonable efforts to preserve intact the business organization, to keep available the services of the current officers, employees and consultants of the

Company and to preserve the present relationships of the Company with customers, suppliers, channel partners and other Persons with which the Company has significant business relations. Except as specifically set forth on Section 5.1 of the Disclosure Schedule, the Company shall not, during the Pre-Closing Period, do any of the things set forth in clauses (a) through (z) below except in the ordinary course of business and in a manner consistent with past practices and in compliance with all applicable Legal Requirements, without the prior written consent of Parent (which consent shall not unreasonably withheld or delayed):

(a) amend or otherwise change the Company Organizational Documents, other than the adoption and filing of the Charter Amendment, except in connection with an issuance of securities permitted by Section 5.1(b) below;

(b) issue, grant, sell, dispose of, or encumber or otherwise mortgage, pledge or subject to any Security Interest, or authorize the issuance, grant, sale, disposition, encumbrance, mortgage or pledge of, any Company Securities, other than pursuant to (i) the grant of Options to new hires at amounts consistent with the Company’s guidelines for such grants and with past practice, (ii) the issuance of Retention RSUs contemplated by 6.8(e) hereof, (iii) the exercise of outstanding and exercisable Options as of the date hereof under the terms thereof, or (iv) the exercise of outstanding and exercisable Warrants as of the date hereof under the terms thereof;

(c) sell, lease, dispose of, or encumber or otherwise mortgage, pledge or subject to any Security Interest (which shall include any exclusive license) any assets or properties of the Company (except for (i) sales of assets and products in the ordinary course of business and in a manner consistent with past practices, not to exceed $25,000 individually or $75,000 in the aggregate, (ii) dispositions of obsolete or worthless assets, or (iii) sales of immaterial assets not in excess of $25,000 individually or $75,000 in the aggregate);

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine, recapitalize or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any securities of the Company, or any option, warrant or right, directly or indirectly, to acquire any securities of the Company, or purchase, repurchase, redeem or otherwise acquire any securities of the Company, or propose to do any of the foregoing, other than pursuant to (1) the exercise of currently outstanding and exercisable Options under the terms thereof, (2) the exercise of currently outstanding and exercisable Warrants under the terms thereof, or (3) the termination of Options contemplated by Section 2.4;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division; (ii) incur, assume or guarantee any Indebtedness (including by means of drawing down additional amounts under any existing revolving credit line) or assume, guarantee or endorse, the obligations of any Person, or make any loans or advances or capital contributions to or investments in any other person; (iii) enter into, amend or waive any material Contract, (iv) enter into, renew on materially different terms, amend or terminate any lease relating to real property, or open or close any facility; (v) adopt or implement any shareholder rights plan; (vi) make or commit to make any capital expenditures or purchase of fixed assets which are, individually, in excess of $50,000 and, in the aggregate, in excess of $100,000; (vii) materially modify its standard warranty terms for its products or materially amend or modify any product warranties in effect as of the date hereof; or (viii) enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any time or scope with respect to any of its products or technology;

(f) pay any bonus to, or increase the compensation payable or to become payable to, any director, officer, consultant or employee; grant any severance or termination pay to, or terminate or amend any Company Employee Plan; establish, adopt, enter into, terminate or otherwise materially change the coverage or benefits available under, any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employees; grant any unusual or extraordinary benefit or compensation to any person; or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by applicable Legal Requirements or commitments under Contracts which are existing as of the date hereof and listed in Section 5.1(f) of the Disclosure Schedule;

(g) take any action to materially change accounting or Tax reporting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or, except as so required by GAAP, materially change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(h) make or change any material election in respect of Taxes or change any Tax accounting period, file any amended Tax Returns, adopt or request permission of any Taxing authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make any application for, negotiate or conclude any Tax ruling or arrangement with a Taxing Authority, fail to timely file all of its Tax Returns that become due (taking all timely filed extension requests into account) on or before the Closing Date, fail to accurately prepare such Tax Returns in all material respects, fail to timely pay all Taxes shown as due on such Tax Returns or that otherwise become due;

(i) pay, discharge or satisfy any claims, liabilities or obligations in excess of $10,000 (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred since the date of the Unaudited Balance Sheet in the ordinary course of business;

(j) fail to pay undisputed accounts payable and other current obligations in the ordinary course of business consistent with past practices;

(k) materially modify the payment terms or payment schedule of any receivables other than in the ordinary course of business consistent with past practices or accelerate the collection of receivables;

(l) sell, securitize, factor or otherwise transfer any accounts receivable;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(n) revalue in any material respect any assets or properties with a value that exceeds $25,000, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(o) transfer to any Person any rights to any Intellectual Property owned by the Company other than in the ordinary course of business consistent with past practices;

(p) enter into any operating lease with annual payments in excess of $25,000;

(q) materially reduce the amount of any insurance coverage provided by existing insurance policies;

(r) terminate or waive any right of substantial value;

(s) commence an Action with respect to a claim for greater than $50,000;

(t) enter into any labor or collective bargaining agreement through negotiation;

(u) enter into any Contract, understanding or commitment that restrains or restricts the Company from competing with or conducting any business or line of business in any geographic area;

(v) terminate, amend, restate or waive any material rights under any Real Property Lease or license with respect to Intellectual Property with an aggregate annual value of greater than $25,000, other than in the ordinary course of business consistent with past practices, or (ii) Permit held by the Company;

(w) settle any pending or threatened Action or any claim or claims for an amount that could, individually or in the aggregate result in payment or loss to the Company greater than $75,000 unless the Company determines that failure to settle such pending or threatened Action or claim(s) would result in the material impairment of a valuable right or aspect of its business and notifies Parent of its determination prior to settling such Action;

(x) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(y) take any action that would prevent the Company from performing, or cause the Company not to perform, its covenants hereunder;

(z) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (y) above.

SECTION 6. Additional Agreements.

6.1 Information Statement. As promptly as practicable following the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereunder, including the Merger to all of the Company Stockholders for approval and adoption in accordance with this Section 6.1 and the applicable requirements of the DGCL and the Company’s Organizational Documents. As promptly as practicable following the execution and delivery of this Agreement, the Company shall: (a) complete the preparation of a document (the “Information Statement”) to be used in connection with the solicitation of such approval of the Company Stockholders, which document shall accurately describe the terms of this Agreement, the Merger and the Charter Amendment contemplated by Section 6.11 and shall contain the recommendation of the board of directors of the Company to adopt and approve this Agreement, the Merger and the other transactions contemplated hereby, a statement that the board of directors of the Company has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Company Stockholders, and any information required by Section 262 of the DGCL; (b) provide Parent a reasonable opportunity to review the Information Statement; and (c) thereafter deliver the Information Statement to those Company

Stockholders that did not execute the Stockholder Written Consent for the purpose of soliciting their approval of this Agreement, the Merger and the other transactions contemplated hereby. Subject to the foregoing, the Company shall use its best efforts to obtain the approval or consent of as many of the Company Stockholders as possible as promptly as practicable following the date hereof.

6.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. Subject to Section 6.3, each of Parent, the Company and the Representative will hold, and will cause its respective directors, officers, employees, agents, advisors and representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) to hold any Confidential Information confidential. The parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and transactions contemplated hereby and thereby, shall constitute “Confidential Information” under this Agreement. Nothing in this Agreement shall be deemed to limit, qualify or otherwise modify the parties’ obligations under the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b) Access to Information. The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its premises, properties, books, records, financial, Tax and accounting records (including, without limitation, the work papers of the Company’s independent accountants), Contracts, personnel, counsel, financial advisors and auditors during the period prior to the Effective Time to obtain all information concerning its business, including, without limitation, the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any applicable Legal Requirement requires the Company to restrict or prohibit access to any such properties or information. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 6.2(b) shall be subject to the confidentiality obligations pursuant to Section 6.2(a); provided that such information is within the definition of Confidential Information.

6.3 Public Disclosure. During the Pre-Closing Period, unless otherwise required by applicable Legal Requirements (including applicable federal, state or foreign securities Laws), no press release or any public disclosure, either written or oral, of the transactions contemplated hereby shall be made by the Company, any Company Securityholder, the Representative or any officer, director, employee or affiliate thereof, without the express prior written consent of Parent.

6.4 Officers and Directors.

(a) Indemnification Obligations. During the period ending six years after the Closing Date, Parent will directly provide all rights to indemnification existing as of the Closing Date in favor of the Company’s current and former officers and directors (the “Indemnified D&Os”), and shall ensure that the Surviving Corporation fulfills its obligations to the Indemnified D&Os, pursuant to the terms of the Company Organizational Documents, as amended as contemplated hereby, and each indemnification agreement in a form made available to Parent prior to the date hereof and in effect between the Company and the Indemnified D&Os as of the Closing, subject to all defenses available to the Company or Parent, as the case may be. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company Organizational Documents on the date of this Agreement, subject to the amendments contemplated hereby, and, during the period commencing as of the Effective Time and ending on the sixth anniversary of the Closing Date, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified D&O.

(b) Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage that shall provide the Indemnified D&Os with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the Indemnified D&Os than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $100,000. Neither Parent nor the Surviving Corporation shall terminate such liability insurance policy.

6.5 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all applicable Legal Requirements, and as soon as reasonably practicable after the date hereof, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) obtain or make all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including, (i) any notices and filings (“Antitrust Filings”) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including requesting early termination of the waiting period applicable to such filings), and any other applicable U.S. or foreign antitrust laws (collectively, “Antitrust Laws”) and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Legal Requirement relating to the Merger. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.5(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate or obtain any filings or other actions pursuant to Section 6.5(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of Parent, Merger Sub and the Company shall (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any Action in connection with this Agreement or the transactions contemplated hereby, (iii) coordinate with the others in preparing and exchanging such information and (iv) promptly provide the others (and their counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company need not supply the others (or their counsel) with copies to the extent that any applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any Governmental Authority in connection with any filings or other actions made pursuant hereto and (ii) any request by any Governmental Authority for amendments or supplements to any filings or other actions made pursuant to, or for information provided to comply in all material respects with any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 6.5(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d) Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Sections 7, 8 and 9 to be satisfied; (ii) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority and the taking of commercially reasonable steps as may be necessary to avoid any Action by any Governmental Authority, including responding promptly to inquiries from applicable Governmental Authorities in connection with such filings, including providing any supplemental information that may be requested by such Governmental Authority; (iii) the obtaining of all consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger); (iv) the defending of any Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (v) the executing or delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and (vi) if requested by Parent, obtaining a payoff letter, duly executed by ZTE (H.K.) Limited (“ZTE”), providing for the termination of the Company’s loan from ZTE and the release of all liens associated therewith upon the payment of the amounts specified therein at the Closing. In connection with and without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of any such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

6.6 Advise of Changes. During the Pre-Closing Period, Parent and the Company shall promptly advise the other party in writing to the extent it has Knowledge of (a) any event or circumstance that would reasonably be expected to result in any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) any change or event having, or which is reasonably likely to have, a Material Adverse Effect or (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Indemnifying Stockholders under this Agreement.

6.7 Cooperation. Subject to compliance with applicable Legal Requirements, from the date hereof until the Effective Time, the Company’s officers and other personnel shall make themselves reasonably available to confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, in each case with respect to the Company.

6.8 Employee Benefit Plans.

(a) Unless Parent requests otherwise by written notice to Company prior to the Closing Date, effective immediately prior to the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and effective immediately prior to the Closing, no employee shall have any right to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company. In addition, at the request of Parent, the Company will terminate any and all other Company Employee Plans, including any group health or dental plans or programs, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been so terminated pursuant to resolutions duly adopted by the board of directors of the Company. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.

(b) Prior to the Closing, the Company shall take all actions necessary to solicit, in a manner satisfactory to Parent, a vote of the Company Stockholders that complies with the requirements of Section 280G(b)(5) of the Code and Regulations § 1.280G-1 thereunder, with respect to payments and benefits which may be made or provided to any person who, with respect to the Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) if such payments or benefits may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code or could reasonably be expected to result in the imposition of any excise tax imposed under Section 4999 of the Code (“Potential 280G Benefits”), or the right to such payments and benefits shall have been waived by each disqualified individual whose payments and benefits referred to herein have not been approved by the Company Stockholders. The Company shall provide to Parent a reasonable time prior to the Closing evidence satisfactory to Parent that a vote of the stockholders of the Company entitled to vote was solicited in accordance with Section 280G(b)(5) of the Code and Regulations § 1.280G-1 thereunder, and either that the requisite stockholder approval was obtained, or that no Potential 280G Benefits will be payable or retained.

(c) Each new offer for employment would be issued by the Company, the Parent or another subsidiary of Parent, only following agreement with Parent, and would be effective upon the Effective Time. Those employees of the Company who accept such offers of employment (the “Continuing Employees”) shall be eligible to participate in all benefit plans, programs, practices, policies and arrangements maintained by Parent and, for purposes of determining eligibility and vesting (but not with respect to accrual of or entitlement to benefits, except with respect to severance benefits and vacation entitlement), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Employee Plan; provided further that Parent shall not be required to provide employee benefits (including opportunities to participate in compensation plans and programs) to Continuing Employees that are any more favorable in the aggregate than those provided to similarly situated employees of Parent.

(d) Parent and the Company agree that where a Continuing Employee is eligible to participate in any group health plan, including without limitation a medical or dental benefit plan, of Parent after the Effective Time, Parent shall make reasonable commercial efforts to cause such plan to waive any pre existing condition exclusion and actively at work requirements (provided, however, that no such waiver shall apply to a pre existing condition of any Continuing Employee who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements, to the extent permitted by such plan. Parent shall make reasonable commercial efforts to cause any such group health plan to provide that any covered expenses incurred on or before the Effective Time by the Continuing Employees or such employees’ covered dependents under an equivalent group health plan of the Company under which such Continuing Employees or their dependents were covered prior to the Effective Time shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent.

(e) Not less than two Business Days prior to the Closing Date, the Company shall issue RSUs representing the right to acquire shares of Company Common Stock having an aggregate value of $22,300,000 (collectively, the “Retention RSUs”), assuming that each such share has a value equal to the sum of (a) the Base Per Share Common Consideration and (b) the Estimated Fair Value of the Total Earn-Out Consideration Per Common Share (such sum, the “Assumed Value Per Common Share”) to those Continuing Employees designated by Parent prior to the Closing Date. Each Retention RSU will vest over a maximum of five-years from the Closing Date with the exact vesting schedules, allocation and other terms and conditions of the issuance of the Retention RSUs to be determined by Parent. The Retention RSUs shall be granted pursuant to a newly adopted plan (the “Retention RSU Plan”) acceptable to Parent that shall have been approved by the Company’s board of directors and stockholders prior to the Effective Time (and no other Company Securities shall be granted pursuant to such plan). At the Effective Time, Parent shall assume such plan and, subject to the delivery to Parent of a written release in substantially the form of the release contained in Section 16 hereof executed by the holder of such Retention RSU, each Retention RSU outstanding immediately prior to the Effective Time will be assumed by Parent at the Effective Time and converted into a restricted stock unit to acquire, on substantially the same terms and conditions as were applicable under such Retention RSU as issued by the Company (except as provided below), the number of shares of Parent Common Stock rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to the Retention RSUs immediately prior to the Effective Time by a fraction, the numerator of which shall be the Assumed Value Per Common Share, and the denominator of which shall be the Parent Average Closing Price. It is the intention of the parties hereto that the assumption by Parent of the Retention RSUs pursuant to this Section 6.8(e) satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 6.8(e) shall be interpreted and applied consistently with such intention.

(f) At or prior to the Closing, Parent shall enter into separation agreements (each, a “Separation Agreement”) with each of the Identified Employees providing that, subject to the execution and delivery of a general release of the Company, Parent and its affiliates by the Identified Employee, the vesting schedule for the Retention RSUs issued to the Identified Employee pursuant to Section 6.8(e) hereof and for the shares of Parent Common Stock issuable to the Identified Employee pursuant to his Common Stock Purchase Agreement shall accelerate in the event that the Identified Employee is terminated by Parent by Involuntary Termination at any time prior to the vesting of such RSUs and shares.

(g) On or before the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to all shares of Parent Common Stock to be issued pursuant to the Retention RSUs assumed by Parent.

(h) On or before the Closing Date, each Identified Employee shall enter into and deliver to Parent a Non-Competition Agreement pursuant to which such Identified Employee shall agree not to compete with the business conducted by the Company prior to the Closing, and not to solicit or hire any employees of the Company or the Surviving Corporation, for a period of the lesser of 24 months following the Closing Date and 12 months following the termination of his employment with Parent, the Surviving Corporation or another subsidiary of Parent.

(i) As of the Closing Date, Parent shall be responsible for providing continuation coverage for group health insurance plans to all M&A Qualified Beneficiaries (as such term is defined in Treas. Reg. Section 54.4980B-9, Q&A 4).

6.9 Termination of Certain Agreements. On or prior to the Closing Date, the Company shall (a) terminate all Contracts with any of the Company Securityholders or other Related Parties set forth on Schedule 6.9 (all such Contracts with Related Parties to be terminated, the “Related Party Agreements”) and (b) terminate all of the licensing, distribution and other agreements set forth on Schedule 6.9.

6.10 Calculation of Estimated Transaction Expenses, Change in Control Payments, Company Debt. Not later than two Business Days prior to the Closing Date, the Company shall provide Parent with a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer with the Company’s calculation of, and reasonable supporting documentation for: (a) Estimated Transaction Expenses, with separate calculations of the amount of such expenses, (i) paid or to be paid prior to the Closing Date and (ii) to be paid after Closing Date; (b) any Change in Control Payments that have been paid or are payable; and (c) outstanding Company Debt.

6.11 No-Shop.

(a) Except as contemplated by this Agreement and the Common Stock Purchase Agreements, the Company shall not, and shall not permit any of its respective affiliates, directors, officers, employees, representatives or agents (collectively, the “Company Representatives”) to, directly or indirectly (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction, or any understanding, letter of intent or Contract contemplating any transaction, involving a merger, consolidation, business combination, reorganization or dissolution involving the Company or a purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) or otherwise consent to, or cooperate with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Company shall notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company or any of the Company Representatives thereof of any proposal or offer from any Person other than Parent to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Parent.

(c) The Company shall (and shall cause its Company Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Transaction. The Company shall not release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

6.12 Operation of Business After Closing. From the Effective Time through the end of the First Earn-Out Period and Second Earn-Out Period, Parent shall, and shall cause the Surviving Corporation to (i) devote substantially similar resources (and in no event less than reasonable resources) to the development, sale, marketing and distribution of Company Products as Parent devotes to the marketing, distribution and sale of its other products at such time and (ii) otherwise use commercially reasonable efforts in good faith to afford the Company Stockholders the reasonable opportunity to realize the full potential of the Net Revenue from which the Earn-out Consideration would be payable to such Company Stockholders hereunder. Notwithstanding the foregoing, the Company and Parent acknowledge that from the Closing Date through the completion of the First Earn-Out Period and Second Earn-Out Period, all Company Products will be subject to reasonable pricing at reasonable net margins as determined by Parent consistent with the Company’s past practices and financial forecasts previously provided to Parent by the Company.

6.13 Charter Amendment. Promptly following the approval of such action by the holders of not less than the minimum number of shares of Company Stock required to approve such action under the DGCL and the Charter and in any event no later than two Business Days prior to the Closing, the Company shall file a Certificate of Amendment to the Charter in substantially the form attached hereto as Exhibit C (the “Charter Amendment”).

6.14 Repayment of Debt. Prior to the Closing, the Company shall repay all of its outstanding Indebtedness to ZTE.

6.15 Termination of Plans. Prior to the Effective Time, the Company shall take all action necessary such that (a) the Option Plan and (b) the Company Employee Retention Bonus Plan dated November 6, 2009 (the “Employee Retention Bonus Plan”) are terminated effective prior to the Effective Time.

SECTION 7. Conditions Precedent to the Obligations of Each Party to Effect the Merger. The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:

7.1 Stockholder Approvals. The Requisite Stockholder Approval shall have been obtained and shall not have been rescinded, revoked or changed.

7.2 No Order. No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect.

7.3 Antitrust Approvals. All approvals, authorizations or clearances, if any, required under any applicable Antitrust Laws with respect to any Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

SECTION 8. Additional Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

8.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of the Company and the Representative in this Agreement that is expressly qualified by a reference to materiality shall be true, complete and correct in all respects as so qualified, and each of the representations and warranties of the Company and the Representative in this Agreement that is not so qualified shall be true, complete and correct in all material respects, in each case, as of the Effective Time as though such representation and warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct, to the extent set forth above in this paragraph (a), as of such date), and

(b) The Company and the Representative shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

8.2 Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 8.2 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.

8.3 Government Litigation and Legal Requirements. There shall be no Action pending against Parent, the Company or any of their respective affiliates by any Governmental Authority or any other Person, or any Legal Requirement enacted or deemed applicable (a) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby, (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (c) seeking to prohibit or impose any limitations on Parent’s or any of its affiliates’ ownership or operation of all or any portion of the Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated hereby which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger and other transactions contemplated hereby, (d) that otherwise could reasonably be expected to have a Material Adverse Effect or (e) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) through (d) of this Section 8.3.

8.4 Employee Matters. All of the employees of the Company identified on Schedule 8.4 hereto (the “Identified Employees”) and at least 80% of the Company’s U.S.-based employees to whom Parent or the Surviving Corporation has extended offers shall have agreed to accept employment with Parent or the Surviving Corporation upon consummation of the Merger and shall have executed such agreements relating to employment as Parent requires generally of its employees, including, without limitation, a letter agreement and a Proprietary Information and Inventions Agreement (collectively, the “Offer Package Agreements”), the effectiveness of which are contingent upon the consummation of the Merger. Each of the Identified Employees shall have entered into and delivered a Non-Competition Agreement.

8.5 Merger Approval; Dissenting Shares. The Merger and this Agreement shall have been approved and adopted by vote at a duly noticed meeting of stockholders, or by written consent, including therein a form of release substantially similar to Section 16 hereof, of the holders of at least 95% of the Company Preferred Stock, voting as a separate class on an as-converted basis, and the holders of at least 80% of the Company Common Stock, voting as a separate class; and holders of no more than 5% of the Company Stock shall have exercised any appraisal rights pursuant to the DGCL.

8.6 Charter Amendment. The Charter Amendment shall have been duly adopted and approved by requisite action of the board of directors of the Company and the Company Stockholders, and shall have been duly filed with the Delaware Secretary of State.

8.7 Repayment of Debt. The Company shall have fully satisfied all of its outstanding Indebtedness to ZTE which shall have filed the requisite instruments to remove all of its Security Interests in any property of the Company.

8.8 Purchase and Sale of Identified Employee Shares. Each of the Identified Employees shall have tendered for sale, and Parent shall have purchased, all of the Identified Employee Common Shares owned by such Identified Employee pursuant to the terms of the Common Stock Purchase Agreement between Parent and such Identified Employee.

8.9 Deliveries. Parent shall have received the items listed in Section 10.1.

SECTION 9. Conditions Precedent to Obligations of the Company. All obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

9.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Parent and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true, complete and correct in all respects as so qualified, and each of the representations and warranties of Parent and Merger Sub in this Agreement that is not so qualified shall be true, complete and correct in all material respects, in each case, as of the Effective Time as though such representation and warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), and

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

9.2 Purchase and Sale of Identified Employee Shares. Each of the Identified Employees shall have tendered for sale, and Parent shall have purchased, all of the Identified Employee Common Shares owned by such Identified Employee pursuant to the terms of the Common Stock Purchase Agreement between Parent and such Identified Employee.

9.3 Deliveries. The Company shall have received the items listed in Section 10.2.

SECTION 10. Closing Deliveries.

10.1 Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver, or caused to be delivered, to Parent the following:

(a) a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Closing, each of the conditions set forth in Section 8.1 has been satisfied;

(b) the Certificate of Merger, duly executed by the Company;

(c) the Escrow Agreement, duly executed and delivered by the Representative;

(d) a certificate of the Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Parent as to (i) the Company Organizational Documents and the Company being in good standing (including attaching the Company Organizational Documents and certificates of good standing dated not more than five Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation), (ii) the attached actions taken by the Company’s board of directors and Company Stockholders to authorize this Agreement, the Merger and the other transactions contemplated hereby, (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby and (iv)

the Company having taken all necessary and appropriate steps such that all Company Securities, including Options and Warrants, will be treated as set forth in Section 2;

(e) evidence, reasonably satisfactory to Parent, of the cancellation and termination of all outstanding Options in accordance with Section 2.4 and of the termination of the Option Plan and the Employee Retention Bonus Plan;

(f) evidence, reasonably satisfactory to Parent, that the Company has complied in all respects with the requirements under Sections 228 and 262 of the DGCL;

(g) evidence satisfactory to Parent of resignations, effective as of the Closing Date, of each director and, to the extent requested by Parent, each officer of the Company, effective at the Effective Time in the form mutually agreed upon by Parent and the Company;

(h) the Offer Package Agreements entered into by 100% Identified Employees and at least 80% of the U.S. based employees to whom Parent extended offers of employment with Surviving Corporation or Parent;

(i) evidence, reasonably satisfactory to Parent, that the Company Stockholders (i) have approved by the requisite vote any Potential 280G Benefits or (ii) have voted upon such Potential 280G Benefits and the requisite vote was not obtained with respect to the Potential 280G Benefits and that any “disqualified individual” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) has agreed to waive and shall forfeit any Potential 280G Benefits;

(j) evidence, reasonably satisfactory to Parent, as to the termination of the Related Party Agreements and other agreements set forth on Schedule 6.9 (and the releases with respect thereto contemplated by Section 6.9);

(k) evidence, reasonably satisfactory to Parent, as to the termination of the Company Employee Plans contemplated by Section 6.7, without any obligations or liabilities thereunder on the part of the Company;

(l) a certificate dated the Closing Date from the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably satisfactory to Parent, certifying that the Company is not nor has been a “U.S. real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the date of the certificate (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code);

(m) the certificate required to update the (i) Estimated Transaction Expenses, (ii) Change in Control Payments and (iii) Company Debt as required pursuant to Section 6.11;

(n) evidence, reasonably satisfactory to Parent, that the third-party consent identified on Schedule 8.2 has been obtained;

(o) an updated Securityholder Schedule as contemplated by Section 3.4(a);

(p) a Non-Competition Agreement and a Separation Agreement, each duly executed and delivered by each of the Identified Employees, which shall be in full force and effect as of the Effective Time;

(q) audited financial statements for the Company’s 2010 and 2009 fiscal years, including an unqualified report other than a “going concern” qualification of a registered independent public accounting firm with respect to all such financial statements; and

(r) a pay-off letter from ZTE in a form reasonably satisfactory to Parent, if requested by Parent.

10.2 Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver, or caused to be delivered, to the Company the following:

(a) a certificate executed on behalf of the Parent by one of its officers to the effect that, as of the Effective Time, the conditions set forth in Section 9.1 above have been satisfied; and

(b) a Separation Agreement for each of the Identified Employees; and

(c) the Escrow Agreement, duly executed and delivered by Parent.

SECTION 11. Survival. All representations, warranties, covenants and obligations of the Company and the Representative contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing and shall continue until the expiration of the Escrow Period, provided that, if any claims for indemnification have been asserted with respect to inaccuracy or a breach of such representations, warranties, covenants and obligations prior to the end of the Escrow Period, such claim shall survive and continue in effect until final resolution of such claims, and provided further that, the representations and warranties set forth in (a) Sections 3.10 (Taxes) and 3.13(n) (Benefit Plans) shall survive until expiration of the applicable statutes of limitations (including any extensions thereof) and (b) Sections 3.1(a) (Organization and Good Standing), 3.2 (Capitalization and Ownership of Shares), 3.3 (Subsidiaries) and 3.5 (Authority for Agreement) shall survive in perpetuity (such representations and warranties referred to in clauses (a) and (b), and the matters indemnified pursuant to Section 14.1(e), are collectively referred to as the “Extended Representations”). Notwithstanding anything contained herein to the contrary, any claim for indemnification pursuant to subparagraphs (b) through subparagraph (g) of Section 14.1 shall not be subject to any survival limitation and may be made at any time. All representations, warranties, covenants and obligations of Parent or Merger Sub contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall terminate at the Effective Time. The Company and Parent expressly agree that the statute of limitations applicable to claims and causes of action pursuant to Section 14.1(a) based upon inaccuracies in or breaches of representations and warranties made by the Company in this Agreement shall be the same as the respective survival periods set forth for such representations and warranties in this Section 11.

SECTION 12. Termination.

12.1 Termination prior to the Effective Time of the Merger. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by July 31, 2011 (the “End Date”); provided further that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent or the Company if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;

(d) by the Company, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 12.1(d) prior to the 30th day following the receipt of written notice from the Company by Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 12.1(d) if the Company shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured such that such conditions would then be satisfied);

(e) by Parent, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Representative, or (ii) if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Representative is curable by the Company or the Representative prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement solely by reason of this Section 12.1(e) prior to the 30 days following the receipt of written notice from Parent by the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 12.1(e) if Parent shall have materially breached this Agreement or if such breach by the Company or the Representative is cured such that such conditions would then be satisfied);

(f) by Parent, if the Requisite Stockholder Approval shall not have been obtained within 48 hours following the date of this Agreement; or

(g) by Parent, if a Material Adverse Effect shall have occurred, or Parent first becomes aware of a Material Adverse Effect, after the date hereof, or, if the Company breaches Section 6.11; provided that if the Company may through the exercise of reasonable efforts cause such circumstance, condition, change or effect to cease to constitute a Material Adverse Effect (and prevent the occurrence of any other Material Adverse Effect), then Parent may not terminate this Agreement solely by reason of this Section 12.1(g) prior to the 30th day following the receipt of written notice from Parent by the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 12.1(g) if Parent shall have materially breached this Agreement or if such breach by the Company or the Representative is cured such that such conditions would then be satisfied).

12.2 Notice of Termination; Effect of Termination. If a party wishes to terminate this Agreement pursuant to Section 12.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 12.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.2(a), 6.3, 12.2, 13 and 17, each of which shall survive the termination of this Agreement, (ii) nothing in this Section 12.2 shall relieve any party from liability for any breach of this Agreement or willful failure to fulfill any condition set forth in this Agreement prior to such termination, and (iii) Parent or Merger

Sub shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of the Company contained in this Agreement in any court of competent jurisdiction. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 13. Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated and (b) all Transaction Expenses shall be paid by the Company whether or not the Merger is consummated. Notwithstanding the foregoing, in the event that the total estimated amount of Transaction Expenses, as set forth in the certificate required pursuant to Section 6.10 exceeds $600,000, then the excess amount shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages solely from the Escrow Funds without reduction by the threshold amount specified in Section 14.3(b).

SECTION 14. Indemnification and Claims for Damages.

14.1 Parent Claims. From and after the Effective Time, Each Indemnifying Stockholder shall be deemed to have agreed, and hereby agrees, that Parent, Merger Sub, their respective affiliates (including, without limitation, following the Effective Time, the Surviving Corporation) and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) shall have full recourse against, and be entitled to be compensated and reimbursed from, the Escrow Funds (subject to the terms and conditions set forth in the Escrow Agreement) for any and all Damages arising from or related to any of the following (each a “Parent Claim”):

(a) any inaccuracy in or breach of any representation or warranty made by the Company or the Representative in this Agreement or in any document, certificate or other instrument required to be delivered by the Company or the Representative under this Agreement as of the date hereof or as of the Closing Date in each case, as such representation or warranty would read if all qualifications as to Knowledge and materiality, including, without limitation, each reference to the defined term Material Adverse Effect, were deleted therefrom (except in the first sentence of Section 3.8 and clause (iii) of Section 3.21(a)). Such deletions will be made solely for the purposes of calculating Damages but not for the purposes of determining whether or not any inaccuracy in or breach of any representation or warranty has occurred;

(b) any breach or non-fulfillment of any covenant or agreement made or to be performed by the Company or the Representative in this Agreement or in any agreement or instrument entered into by the Company or the Representative in connection with this Agreement;

(c) any fraud, intentional misrepresentation or willful breach by the Company or the Representative (a “Fraud Claim”);

(d) any inaccuracy in the updated Securityholder Schedule delivered to Parent pursuant to Section 10.1(o);

(e) any Transfer Taxes for which the Company Stockholders are responsible pursuant to Section 14.8;

(f) any fees, commissions or other payments (including indemnity payments) to any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for any Company Securityholder or, prior to the Closing, the Company in connection with the transactions contemplated by this Agreement to the extent not otherwise included in the Transaction Expenses; or

(g) regardless of any disclosure on any Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation pursuant to agreements or Company Benefit Plans entered into or adopted on or prior to the Closing Date.

14.2 Indemnification of Parent Indemnified Parties. Each Indemnifying Stockholder shall be deemed to have agreed, and hereby agrees, to indemnify, defend and hold harmless, severally and not jointly and based on their respective Pro Rata Portion, the Parent Indemnified Parties from and against, and such Parent Indemnified Parties shall be entitled to be compensated and reimbursed for, any and all Damages arising from or related to (i) a Fraud Claim or (ii) misrepresentation or breach or failure of any of the Extended Representations, subject to the limitations of this Section 14. The Stockholders’ Written Consents and the Offer Package Agreements shall contain provisions pursuant to which any Indemnifying Stockholder that executes such documents shall expressly agree to the foregoing indemnification and the other terms of this Agreement that are intended to be binding upon the Indemnifying Stockholders.

14.3 Limitations of Liability.

(a) Except in the case of (i) a Fraud Claim or (ii) any inaccuracy in or breach of any of the Extended Representations, recourse from the Escrow Funds shall be the sole and exclusive remedy of the Parent Indemnified Parties for Parent Claims; provided, that Parent may offset Damages against amounts otherwise payable to the Indemnifying Stockholders as the First Optichron Earn-Out Consideration and Second Optichron Earn-Out Consideration if, and to the extent that, less than the full Escrow Amount is available to Parent as a result of payments having been made to the Representative out of the Escrow Expense Allowance in accordance with Section 15.4 hereof and the provisions of the Escrow Agreement. In the case of a Fraud Claim or an inaccuracy or breach of any of the Extended Representations, the Parent Indemnified Parties may also (i) proceed directly against the Indemnifying Stockholders to recover Damages and (ii) offset Damages against amounts otherwise payable to the Indemnifying Stockholders as the First Optichron Earn-Out Consideration and Second Optichron Earn-Out Consideration, provided that any such amounts set-off against the Total Optichron Earn-Out Consideration reduce the consideration otherwise payable to every Indemnifying Stockholder by an equal amount (basing the value of a share of Parent Common Stock issuable to the Identified Employees for all purposes under this Section 14 on the Parent Average Closing Price); provided, however, that the liability of each Indemnifying Stockholder shall not exceed the portion of the Total Optichron Consideration actually received by such Indemnifying Stockholder; and provided further that, in the case of a claim for breach of any of the Extended Representations, the liability of the Indemnifying Stockholders in the aggregate shall not exceed the amount equal to (x) 25% of the Total Optichron Consideration minus (y) the amount of Escrow Funds actually recovered by Parent. Notwithstanding anything herein to the contrary, nothing in this Section 14 shall in any way limit or qualify any right, claim or cause of action, or Damages recoverable in connection therewith, that Parent may have against any person in respect of fraud committed by such person in respect or in connection with the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, indemnification shall not be available, and the Parent Indemnified Parties shall not otherwise have recourse against the Escrow Funds, for Damages in respect of Parent Claims made pursuant to Section 14.1(a) unless the total amount of Damages asserted pursuant to all Parent Claims shall exceed $250,000 (the “Threshold”) in the aggregate, whereupon the total amount of all such Damages shall be recoverable in accordance with the terms hereof; provided, however, that the Indemnifying Stockholders shall only be liable for any individual Damages (that are not related to any other Damages) in excess of $25,000.

(c) Without limiting the rights of the Parent Indemnified Parties under the Escrow Agreement or against the Escrow Funds, the liability of each Indemnifying Stockholder for a Fraud Claim or an inaccuracy or breach of any of the Extended Representations shall be several and not joint, and in no event will an Indemnifying Stockholder have liability under this Agreement for an amount in excess of such Indemnifying Stockholder’s Pro Rata Portion of the Damages or in excess of the aggregate amount of Total Optichron Consideration actually received by such Indemnifying Stockholder pursuant to this Agreement, including, without duplication, the portion of any Escrow Funds distributed to Parent that is allocable to such Indemnifying Stockholder based on the Securityholder Schedule.

(d) Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable to the other party for any special, punitive or exemplary damages arising out of this Agreement; provided, however, that the foregoing shall not be construed to preclude recovery by a Parent Indemnified Party in respect of any Damages either (i) directly incurred as a result of a third party Action or (ii) relating to or in connection with any Damages for which a Parent Indemnified Party is entitled to indemnification pursuant to Section 14.1(c).

(e) The maximum aggregate liability of Parent for any and all claims arising out of this Agreement, other than with respect to (i) Parent’s payment obligations under Section 2 and (ii) Parent’s obligations under Sections 6.2(a), 6.4 and 6.12 hereof, shall be $15,000,000. The maximum liability of Parent arising out its failure to make any of the payments under Section 2 shall be the amount of such payment. The maximum liability of Parent for any claim arising out of its breach of Section 6.12 shall be the unpaid portion of the Total Optichron Earn-Out Consideration to which the claim relates.

The terms and conditions of this Section 14 constitute essential terms and conditions of this Agreement and the Merger, and approval of this Agreement by the Company Stockholders shall constitute the express agreement of each Indemnifying Stockholder with respect to the obligations of the Company Stockholders and the limitations on Parent’s liability pursuant to this Section 14.

14.4 Notification Certification of Claims. If a Parent Indemnified Party is of the opinion that any Parent Claim has occurred or will occur, an authorized officer or representative of such Parent Indemnified Party, as applicable, may so notify the Representative. Each such notice shall be in writing and shall describe with reasonable specificity, and to the extent known by the applicable Parent Indemnified Party, the nature and amount of such Parent Claim.

14.5 Third Party Actions. In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought, Parent will, promptly after receipt of notice of any such Action, notify the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder) of the commencement thereof. The failure to so notify the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder) of the commencement of any such Action will not relieve the Indemnifying Stockholders from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Stockholders to defend their interests in such Action. Parent shall have the right in its sole discretion to assume and control the defense or settlement of such Action; provided that the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder) and its counsel (at such party’s sole expense) may participate in (but not control the conduct of) the defense of such Action; provided further that, no settlement of any such Action with third party claimants shall be made without the written consent of the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder), which consent will not be unreasonably withheld. In the event that the Representative has consented to any such settlement, the Indemnifying Stockholders shall have no power or authority to object under any provision of this Section 14 to the amount of any such Parent Claim against the Escrow Funds, or against the Indemnifying Stockholders directly, as the case may be, with respect to such settlement.

14.6 Definition of Damages.

(a) For purposes of this Agreement, the term “Damages” shall mean the amount of any loss, claim, Tax, demand, damage, deficiency, liability, judgment, fine, penalty, diminution in value, cost or expense (including, without limitation, costs of investigation and reasonable attorneys’, consultants’ and experts’ fees and expenses) incurred, paid, accrued or sustained by the Parent Indemnified Parties, whether or not involving an Action, including, without limitation, any costs of defending any Actions or enforcing the Parent Indemnified Party’s rights under this Agreement.

(b) In the event that an Indemnifying Stockholder or Stockholders pay Damages to a Parent Indemnified Party that are subsequently recovered pursuant to any insurance policy by such Parent Indemnified Party, such Parent Indemnified Party shall reimburse the Indemnifying Stockholder(s) the amount of such recovery (up to the total amount paid with respect to such claim by the Indemnifying Stockholder(s)). The indemnification amount with respect to any Damages will be reduced by the Tax benefits actually realized by Parent in respect of such Damages during the calendar year in which the Damages arise.

14.7 Treatment of Indemnification Payments. The Company Stockholders and Parent agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 14 as adjustments to the Total Merger Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

14.8 Transfer and Similar Taxes. Any sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred by the Company Stockholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Company Stockholders.

14.9 Exclusive Remedy. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 14 shall be the sole and exclusive remedy of any Parent Indemnitee for monetary damages from and after the Closing with respect to this Agreement. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Parent Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Parent Indemnitee is otherwise entitled.

14.10 Dispute Resolution. Any dispute, controversy, or claim between Parent, on the one hand, and the Indemnifying Stockholders or the Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes or the amount of Earn-Out Consideration payable pursuant to Section 2.6 that cannot be resolved by negotiations between Parent and the Representative shall be submitted to Deloitte LLP (or if such firm will not otherwise accept such engagement, such nationally recognized accounting firm as may be mutually agreed by the parties) (the “Accounting Firm”) for resolution. The Accounting Firm shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary. The resolution reached by the Accounting Firm shall be binding on the Indemnifying Stockholders, the Representative, Parent and their respective affiliates. The expenses of the Accounting Firm shall be borne equally by the Indemnifying Stockholders, on the one hand, and Parent, on the other hand. Notwithstanding anything to the contrary in this Section 14.9, in the event of an alleged violation or breach of this Agreement by a party (including, without limitation, unauthorized disclosure of Confidential Information), the other party may seek temporary injunctive relief from any court of competent jurisdiction. In no event shall any such temporary injunctive relief continue for more than 30 days. In addition, any claim by the Indemnifying Stockholders or the Representative challenging the amount of Earn-Out Consideration must be asserted by written notice to Parent within 30 days after the delivery of the calculation specified in Section 2.6 to the Representative.

14.11 Investigation; No Company Recourse.

(a) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Company or the Representative in this Agreement, or any document, certificate or other instrument required to be delivered by the Company or Representative under this Agreement shall not be affected by any investigation conducted by any Parent Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Parent Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

(b) An Indemnifying Stockholder shall have no right of contribution or other recourse against the Company, or any of its respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors, for any indemnification claims asserted by any Parent Indemnified Parties, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Company are solely for the benefit of the Parent Indemnified Parties.

SECTION 15. Representative.

15.1 Powers of the Representative.

(a) The Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement and the Escrow Agreement, which shall include, without limitation:

(i) The power to execute as Representative the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(ii) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Stockholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Stockholder individually, as applicable), and to take any and all action for and on behalf of the Indemnifying Stockholders, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument; provided, however, that the Representative shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(iii) The power (subject to the provisions of Section 15.2 hereof) to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Stockholders, (B) authorize payment to any Parent Indemnified Party of any of the Escrow Funds, or any portion thereof, in satisfaction of any Parent Claims, (C) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Parent Claims, (D) resolve any Parent Claims,

(E) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and (F) take or forego any or all actions permitted or required of any Indemnifying Stockholder or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(iv) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Stockholders;

(v) The power to review, negotiate and agree to and authorize any payments from the Escrow Funds in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Stockholders, as contemplated thereunder;

(vi) The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Indemnifying Stockholders (other than the payment of the consideration payable to such Indemnifying Stockholders pursuant to Section 2 of this Agreement) in accordance with the terms hereof and in the manner provided herein); and

(vii) The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Representative reasonably believes are in the best interests of the Indemnifying Stockholders.

(b) The Representative represents and warrants to Parent and Merger Sub that:

(i) This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company and the subsequent approval of the Agreement by the stockholders of the Company and the consent by the stockholders of the Company to the appointment of the Representative, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles; and

(ii) The Escrow Agreement, when executed by the Representative following the approval of the Agreement by the stockholders of the Company and the consent by the stockholders of the Company to the appointment of the Representative, will be duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

15.2 Notices. Any notice given to the Representative will constitute notice to each and all of the Indemnifying Stockholders at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Stockholders. Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Stockholders.

15.3 Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.

15.4 Reimbursement and Liability of the Representative.

(a) Subject to the terms and provisions of the Escrow Agreement and this Section 15, each Indemnifying Stockholder agrees, in accordance with its respective Pro Rata Portion, to reimburse the Representative for all reasonable out-of-pocket expenses incurred by the Representative in the performance of his duties hereunder, including reasonable expenses incurred prior to the execution of the Merger Agreement in relation to the engagement of the Representative and the review or execution of the agreements related to such engagement (“Reimbursable Expenses”). Without limiting the foregoing, the Representative shall have the right to engage legal counsel and other professional advisers to assist it in the administration of the Representative’s duties hereunder (including the assessment, litigation and/or settlement of any claims against the Escrow Fund), and any and all reasonable fees and expenses of such counsel and advisers shall be deemed Reimbursable Expenses. Without limiting the foregoing, each Indemnifying Stockholder agrees that the Representative may be reimbursed for Reimbursable Expenses out of the Escrow Expense Allowance. The Representative is expressly authorized to rely upon the advice of legal counsel and other professional advisers engaged by him. The Representative shall be indemnified and held harmless by the Indemnifying Stockholders in accordance with their respective Pro Rata Portion from and against any Damages that may be incurred by the Representative arising out of or in connection with the acceptance or performance of the Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement, except as caused by the Representative’s gross negligence or willful misconduct, including the legal costs and expenses of defending such Representative against any claim or liability in connection with the acceptance or performance of the Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement. Parent shall not have any obligation or liability for such expenses, costs or losses or for payment of any fees of the Representative.

(b) The Representative shall not be personally liable as the Representative to any Indemnifying Stockholder for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment without gross negligence or willful misconduct. The Indemnifying Stockholders shall severally (but not jointly) and in accordance with their respective Pro Rata Portion indemnify the Representative and hold the Representative harmless against any Damages incurred without negligence or bad faith on the part of the Representative that arise from or as a result of the acceptance or administration of the Representative’s duties hereunder.

(c) If not paid directly to the Representative out of the Escrow Expense Allowance or by the Indemnifying Stockholders, such expenses and Damages referred to in subsections (a) and (b) above may be recovered by the Representative from any Escrow Funds in excess of the Escrow Expense Allowance, the First Merger Earn-Out Consideration or the Second Merger Earn-Out Consideration but only if and when such funds are otherwise distributable to the Company Stockholders (and not distributed or distributable to a Parent Indemnitee) without the requirement of any consent or approval of Parent, the Surviving Corporation or any other Person (and the Representative may provide for such payment in any instruction delivered to the Escrow Agent or by written instruction to Parent).

15.5 Reliance on Representative. Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely on the appointment of David Liddle as Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Stockholder and as having the duties, power and authority provided for in this Agreement. None of Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Indemnifying Stockholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative. If the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by Indemnifying Stockholders holding a majority interest in the Escrow Funds held in escrow at such time and, promptly thereafter, the Representative shall notify Parent of the identity of such successor. The letter of transmittal contemplated to be delivered by Section 2.8 shall contain, among other things, a provision pursuant to which each Company Stockholder that executes such letter of transmittal shall confirm the appointment of the Representative.

SECTION 16. Release. Each Company Stockholder who surrenders his, her or its certificate(s) which immediately prior to the Effective Time represented shares of Company Stock and accepts payment of his, her or its portion of the Total Merger Consideration upon conversion of the share(s) of Company Stock formerly represented by such certificate(s) pursuant to Section 2 shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Parent, Merger Sub and any other subsidiary of Parent, including their respective officers and directors, from (a) any and all obligations or duties the Company might have to such Company Stockholder and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Company Stockholder ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof, including, but not limited to, any claim that such Company Stockholder is or was entitled to receive any portion of the Total Merger Consideration (or any other consideration) for the shares of Company Stock, Company Options or other Company Securities held by such Company Stockholder other than as provided pursuant to Section 2 hereof and in accordance with the Securityholder Schedule; provided, however, that such release shall exclude (i) those claims, liabilities, obligations and duties of the Company, Parent and Merger Sub under this Agreement, the Escrow Agreement, the Common Stock Purchase Agreements, the Offer Package Agreements and any other agreement contemplated hereby, (ii) those claims, liabilities, obligations and duties of the Company pursuant to any Related Party Agreement that is not terminated prior to the Closing and (iii) to the extent applicable with respect to any Company Stockholder who is a director, officer or employee of the Company, (A) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (B) reimbursement for expenses incurred by any such Company Stockholder in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (C) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (D) any rights to indemnification or advancement of expenses from the Company pursuant to the terms of any indemnification agreement between the undersigned and the Company or the charter documents of the Company. For the purposes of this Section 16, each Company Stockholder hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The terms and provisions of this Section 16 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders pursuant to the Stockholders’ Written Consent shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions.

SECTION 17. Miscellaneous.

17.1 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

if to Parent or Merger Sub:

NetLogic Microsystems, Inc.

Attention: Vice President, General Counsel

3975 Freedom Circle, 9th Floor

Santa Clara, CA 95054

Facsimile No. (408) 454-3333

With a copy to:

Bingham McCutchen LLP

Attention: Alan B. Kalin

1900 University Avenue, 4th Fl.

East Palo Alto, CA 94303

Facsimile No. (650) 849-4609

if to the Company:

Optichron, Inc.

Attn: Chief Executive Officer

4221 Technology Dr.

Fremont, CA 94538

Facsimile No. (510) 249-5201

with a copy to:

Jeffrey Y. Suto, A Professional Corporation

Attn: Jeff Suto

751 Laurel Street, Suite 721

San Carlos, CA 94070

Facsimile No. (650) 472-9076

and

Cooley LLP

Attn: John Sellers

3175 Hanover St.

Palo Alto, CA 94304

Facsimile No. (650) 849-7400

if to the Representative:

David Liddle

c/o U.S. Venture Partners

2735 Sand Hill Road

Menlo Park, CA 94025

Facsimile No. (650) 854-3018

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid. Any notice to be given to any Indemnifying Stockholders hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Indemnifying Stockholder.

17.2 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company, Parent and the Representative provided, that Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of Representative, assign any of its rights, or delegate any of its obligations under this Agreement to (a) any affiliate of Parent (provided that Parent guarantees all obligations in respect of payment of the First Optichron Earn-Out Consideration and Second Optichron Earn-Out Consideration), (b) any successor of Parent by merger or otherwise, or (c) the purchaser of all or substantially all of the assets or stock of Parent. The Representative shall execute such acknowledgements of such assignments in such forms as Parent or Merger Sub (including the Surviving Corporation) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 17.2 is void and of no force or effect.

17.3 Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(c) Currency. Any reference in this Agreement to $ means U.S. dollars.

(d) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(e) Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

17.4 Counterparts. This Agreement may be executed in counterparts.

17.5 Facsimile. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.6 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

17.7 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. Notwithstanding anything to the contrary contained in this Agreement, the Parent Indemnified Parties not party hereto are entitled to the rights and remedies of third party beneficiaries with respect to Section 14 and the Company Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 6.4.

17.8 Additional Definitions. For purposes of this Agreement, (a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry of those employees who would be expected to have knowledge of the relevant matter, and (b) an entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is currently serving as an officer of the Company or any of the individuals listed on Schedule 17.8 has Knowledge of such fact or other matter , (c) “affiliate” and “associate” have the meanings ascribed to them under Rule 405 promulgated by the SEC under the Securities Act, and (d) “Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required or authorized to close and shall not include Saturday.

17.9 Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof) except as to matters pertaining to the Company as a Delaware corporation, and to the Company Stockholders as stockholders of a Delaware corporation, which are governed by the DGCL, and as to such matters, this Agreement shall be governed by the DGCL. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in State of Delaware over any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 17.1 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

17.10 Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including, without limitation, the Offer Package Agreements and the Escrow Agreement), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof, with the exception of the Mutual Non-Disclosure Agreement by and between Parent and the Company dated as of April 27, 2006 (the “Confidentiality Agreement”), which shall remain in full force and effect. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

17.11 Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by the Company Stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

17.12 Waiver of Conflicts Regarding Representation. Recognizing that Cooley LLP (“Cooley”) and Jeffrey Y. Suto, a Professional Corporation (“Suto”) have acted as legal counsel to the Company Stockholders and the Company and its Subsidiaries prior to the Effective Time, and that Cooley and Suto intend to act as legal counsel to the former Company Stockholders after the Effective Time, the

Company hereby waives, on its own behalf and agrees to cause its Subsidiaries to waive, any conflicts that may arise in connection with Cooley and Suto representing such former Company Stockholders after the Effective Time.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ Michael Tate
Name:	Michael Tate
Title:	Vice President and Chief Financial Officer

ALINGHI MERGER CORPORATION

By:	/s/ Michael Tate
Name:	Michael Tate
Title:	Chief Financial Officer

OPTICHRON, INC.

By:	/s/ Michael A. Ricci
Name:	Michael A. Ricci
Title:	President & CEO

/s/ David Liddle
David Liddle, as Representative

[Agreement and Plan of Merger]

EXHIBIT A

Exhibit A is a form of Certificate of Merger to be filed in the State of Delaware providing for the merger of Alinghi Merger Corporation with and into Optichron, Inc. pursuant to Section 251 of the Delaware General Corporation Law and naming Optichron, Inc. as the surviving corporation of the merger.

EXHIBIT B

Exhibit B is a form of Escrow Agreement by and among NetLogic Microsystems, Inc., or NetLogic, The Bank of New York Mellon Trust Company, N.A., as escrow agent, and David Liddle, as the representative of the stockholders of Optichron, Inc. The Escrow Agreement provides for the investment, administration and disbursement by the escrow agent of the escrow funds contemplated to be deposited with the escrow agent by NetLogic promptly following the closing of the merger pursuant to the Agreement and Plan of Merger.

EXHIBIT C

Exhibit C is a form of Certificate of Amendment of the Restated Certificate of Incorporation of Optichron, Inc. providing for the amendment of such Restated Certificate of Incorporation in order to add a new Article VIII thereto. Article VIII names the Court of Chancery, or the Superior Court under certain circumstances, of the State of Delaware as the sole and exclusive forum for specified actions against Optichron, Inc., its directors and officers.